As filed with the U.S. Securities and Exchange Commission on January 23, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RiskOn International, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	7374 (Primary Standard Industrial Classification Code Number)	30-0680177 (I.R.S. Employer Identification No.)

11411 Southern Highlands Parkway, Suite 240 Las Vegas, Nevada 89141 Telephone: (800) 762-7293
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Henry C.W. Nisser President RiskOn International, Inc. 11411 Southern Highlands Parkway, Suite 240 Las Vegas, Nevada 89141 Telephone: (800) 762-7293
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to: Spencer G. Feldman, Esq. Kenneth A. Schlesinger, Esq. Olshan Frome Wolosky LLP 1325 Avenue of the Americas, 15th Floor New York, New York 10019 Tel: (212) 451-2300

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
SUBJECT TO COMPLETION, DATED JANUARY 23, 2024

RiskOn International, Inc.

40,000,000 Shares of Common Stock

This prospectus relates to the offer and resale of up to 40,000,000 shares of common stock, par value $0.001 per share, of RiskOn International, Inc. (f/k/a BitNile Metaverse, Inc.) (“we,” “us,” “our” or the “Company”), by Arena Business Solutions Global SPC II, Ltd., on behalf of and for the account of Segregated Portfolio #3 – SPC #3 (the “Selling Stockholder”). The shares included in this prospectus consist of (i) shares of our common stock that we may, in our discretion, elect to issue and sell to the Selling Stockholder, from time to time after the date of this prospectus, pursuant to a Purchase Agreement we entered into with the Selling Stockholder on August 24, 2023, as amended by that Amendment No. 1 to Purchase Agreement, dated October 18, 2023 (as amended, the “Purchase Agreement”), in which the Selling Stockholder has committed to purchase from us, at our direction, up to an aggregate of $96,993,004 of shares of common stock and (ii) an aggregate of $2,633,669 of shares of our common stock to be issued to the Selling Stockholder as consideration for its irrevocable commitment to purchase shares of our common stock at our election in our sole discretion, from time to time after the date of this prospectus (the “Commitment Fee Shares”). We are registering the resale of up to 40,000,000 of common stock issuable to the Selling Stockholder under the Purchase Agreement. The Purchase Agreement provides that we have the right to direct the Selling Stockholder to purchase up to an aggregate of $100 million of shares of our common stock (the “Maximum Commitment Amount”), of which $3,006,996 was previously registered, and, as consideration for the Selling Stockholder entering into the Purchase Agreement, we are required to issue to the Selling Stockholder, as a commitment fee, a number of shares of common stock having an aggregate dollar value equal to $4 million, of which $1,366,331 was previously registered. See the section titled “Committed Equity Financing” for a description of the Purchase Agreement and the section titled “Selling Stockholder” for additional information regarding the Selling Stockholder.

Pursuant to the Purchase Agreement, we previously registered on Form S-1 under Registration No. 333-275122, the resale of up to 25,000,000 shares of common stock issuable to the Selling Stockholder (the “Prior Registration Statement”). The Prior Registration Statement was filed with the U.S. Securities and Exchange Commission (“SEC”) on October 20, 2023 and was declared effective by the SEC on October 30, 2023. As of January 19, 2024, we issued and sold 20,538,845 shares of common stock to the Selling Stockholder pursuant to the Purchase Agreement, for total gross proceeds of $3,006,996, and we issued 4,461,155 shares of common stock to the Selling Stockholder as consideration for its irrevocable commitment to purchase shares of our common stock at our election in our sole discretion, which equated to a value of $1,366,331. As of January 19, 2024, $96,993,004 worth of shares of common stock remains available for future sales under the Purchase Agreement.

We are not selling any shares of common stock being offered by this prospectus and will not receive any of the proceeds from the sale of such shares by the Selling Stockholder. However, we may receive up to $100 million in aggregate gross proceeds from sales of our common stock to the Selling Stockholder, inclusive of sales previously made as disclosed above, in our sole and absolute discretion, elect to make, from time to time over the approximately 36-month period commencing on the date of the Purchase Agreement (the “Commencement Date”), provided that this registration statement, of which this prospectus forms a part, and any other registration statement the Company may file from time to time, covering the resale by the Selling Stockholder of the shares of our common stock purchased from us by the Selling Stockholder pursuant to the Purchase Agreement is declared effective by the SEC and remains effective, and the other conditions set forth in the Purchase Agreement are satisfied.

The Selling Stockholder may sell or otherwise dispose of the shares of our common stock included in this prospectus in a number of different ways and at varying prices. See the section titled “Plan of Distribution” for more information about how the Selling Stockholder may sell or otherwise dispose of the common stock being offered in this prospectus. The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

The Company’s common stock trades on The Nasdaq Capital Market under the symbol “ROI.” On January 22, 2024, the last reported sales price of the Company’s common stock, as reported by The Nasdaq Capital Market, was $0.1421 per share.

We are a “smaller reporting company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings.

Investing in the Company’s common stock is highly speculative and involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 9 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the Company’s common stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2024

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ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-1 that we filed with the SEC. The Selling Stockholder may, from time to time, sell up to 40,000,000 shares of our common stock, as described in this prospectus. We will not receive any proceeds from the sale by the Selling Stockholder of the securities described in this prospectus.

You should rely only on the information contained in this prospectus, any supplement to this prospectus or in any free writing prospectus, filed with the SEC. Neither we nor the Selling Stockholder have authorized anyone to provide you with additional information or information different from that contained in this prospectus, or any applicable prospectus supplement or any free writing prospectuses prepared by us or on our behalf and filed with the SEC. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Selling Stockholder is offering to sell our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment, as the case may be, may add, update or change information contained in this prospectus with respect to such offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any shares of our common stock, you should carefully read this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, together with the additional information described under “Where You Can Find More Information.”

For investors outside of the United States: Neither we nor the Selling Stockholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

This document includes trademarks, tradenames and service marks, certain of which belong to the Company and others that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this document appear without the ®, TM and SM symbols, but the absence of those symbols is not intended to indicate, in any way, that the Company will not assert its rights or that the applicable owner will not assert its rights to these trademarks, tradenames and service marks to the fullest extent under applicable law. The Company does not intend its use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of the Company by, these other parties.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “we,” “us,” “our” and similar terms refer to RiskOn International, Inc. and its consolidated subsidiaries.

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MARKET AND INDUSTRY DATA

This prospectus contains estimates, projections, and other information concerning our industry and business, as well as data regarding market research, estimates, and forecasts prepared by our management. Information that is based on estimates, forecasts, projections, market research, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” Unless otherwise expressly stated, we obtained this industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry and general publications, government data, and similar sources. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from sources which we paid for, sponsored, or conducted, unless otherwise expressly stated or the context otherwise requires. While we have compiled, extracted, and reproduced industry data from these sources, we have not independently verified the data. Forecasts and other forward-looking information with respect to industry, business, market, and other data are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this document. See “Cautionary Note Regarding Forward-Looking Statements.”

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement, of which this prospectus forms a part, contains forward-looking statements. All statements other than statements of historical fact contained herein, including statements regarding our business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies are forward-looking statements. Words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that,” “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will actually be achieved. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	our ability to maintain the listing of our securities on Nasdaq;

•	the price of our securities may be volatile due to a variety of factors, including volatility in the capital markets generally, changes in the competitive and highly regulated industries in which we plan to operate, variations in performance across competitors, changes in laws and regulations affecting our business and changes in our capital structure;

•	the ability to implement business plans, forecasts, and identify and realize additional opportunities;

•	the risk of downturns and the possibility of rapid change in the highly competitive industry in which we operate;

•	the risk that we and our current and future collaborators are unable to successfully develop and commercialize our products or services, or experience significant delays in doing so;

•	the risk that we may never achieve or sustain profitability;

•	the risk that we will need to raise additional capital to execute our business plan, which may not be available on acceptable terms or at all;

•	the risk that we experience difficulties in managing our growth and expanding operations;

•	the risk that third-party suppliers and manufacturers are not able to fully and timely meet their obligations;

•	the risk that we are unable to secure or protect our intellectual property;

•	general economic conditions; and

•	other risks and uncertainties described in this prospectus, including those under the section entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of the Company prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

Except to the extent required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our common stock, you should read the entire prospectus carefully, including the section titled “Risk Factors” and our financial statements and related notes thereto included elsewhere in this prospectus.

Overview

On March 15, 2023, Ecoark Holdings, Inc. changed its name to BitNile Metaverse, Inc.; subsequently, on November 1, 2023 it changed its name to RiskOn International, Inc. (the “Company”) and is a holding company incorporated in the State of Nevada on November 19, 2007. On February 8, 2023, the Company entered into a Share Exchange Agreement (the “SEA”) by and among Ault Alliance, Inc. (“AAI”), the owner of approximately 86% of BitNile.com, Inc. (“BNC”), a significant shareholder of the Company, and the minority shareholders of BNC (the “Minority Shareholders”). The SEA provides that, subject to the terms and conditions set forth therein, the Company will acquire all of the outstanding shares of capital stock of BNC as well as the securities of Earnity, Inc. beneficially owned by BNC (which represents approximately 19.9% of the outstanding securities of Earnity, Inc. as of the date of the SEA), in exchange for the following: (i) 8,637.5 shares of newly designated Series B Convertible Preferred Stock of the Company to be issued to Ault (the “Series B Preferred Stock”), and (ii) 1,362.5 shares of newly designated Series C Convertible Preferred Stock of the Company to be issued to the Minority Shareholders (the “Series C Preferred Stock”). The Series B Preferred Stock and the Series C Preferred Stock, the terms of which are summarized in more detail below, each have a stated value of $10,000 per share, for a combined stated value of $100,000,000, and subject to adjustment are convertible into a total of up to 13,333,333 shares of the Company’s common stock. The Company has independently valued the Series B Preferred Stock and the Series C Preferred Stock as of the date of acquisition. The combined value of the shares issued to Ault was $53,913,000 using a blended fair value of the discounted cash flow method and option pricing method.

Through September 30, 2022, the Company’s former wholly owned subsidiaries with the exception of Agora Digital Holdings, Inc., a Nevada corporation (“Agora”) and Zest Labs, Inc. (“Zest Labs”) have been treated for accounting purposes as divested. Please refer to our Annual Report for the year ended March 31, 2023 (“2023 Annual Report”) filed with the SEC on July 14, 2023 for details on all of our prior subsidiaries that were divested in the year ended March 31, 2023 and an overview of the business conducted in those subsidiaries. On August 28, 2023, we executed a spin-off of Zest Labs, which owns intellectual property relating to agriculture shelf life and freshness management, pursuant to a stock purchase agreement whereby we sold all of the outstanding shares of Zest Labs, Inc. to Zest Labs Holding, LLC. The comparative financial statements for the three and six months ended September 30, 2022 reflect the operations of those subsidiaries that were sold during the year ended March 31, 2022 as discontinued operations in the condensed consolidated statements of operations and as assets and liabilities of discontinued operations on the condensed consolidated balance sheets.

Through BNC, we are primarily engaged in the development and operation of an online metaverse platform (the “Metaverse”). The Metaverse represents a significant development in the online metaverse landscape, offering immersive, interconnected digital experiences that are inclusive, engaging, and dynamic. By integrating various elements such as virtual markets, real world goods marketplaces and VIP experiences, gaming, social activities, sweepstakes, gambling, and more, the Company aims to revolutionize the way people interact online. Our virtual world, located at BitNile.com, is accessible via any device using any web browser, without requiring permissions, downloads, or apps, and the platform can be enjoyed without the need for bulky and costly virtual reality headsets.

Our games operate on a free-to-play model, whereby game players may collect coins free of charge through the passage of time and, if a game player wishes to obtain coins above and beyond the level of free coins available to that player, the player may purchase additional coin packages (“Freemium” gaming model). Once obtained, Nile Tokens and Nile Coins (either free or purchased) cannot be redeemed for cash or exchanged for anything outside of the metaverse. When coins are used and played in the games, the game player could “win” and would be awarded additional coins or could “lose” and lose the future use of those coins.

Our current and planned products and experiences are:

●	Virtual markets. The platform facilitates sales of digital assets the Company as well as third party vendors like virtual real estate, digital art, user customizations, and unique collectibles.

●	Real world goods marketplaces. The platform allows users to shop for a diverse range of real world products and VIP experiences.

●	Gaming. The platform provides an extensive selection of gaming options, including participation in games, sweepstakes and social gaming experiences, such as Blackjack.

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●	Sweepstakes gaming. The platform features a dedicated gaming zone for users to engage in sweepstakes gaming, offering opportunities to win virtual and real money.

●	Contests of skill. The platform organizes competitions for users to showcase their talents and compete against others for prizes and recognition in various disciplines.

●	Building private spaces. The platform allows users to construct and customize their dream homes or private spaces.

●	Socialization and connectivity. The platform’s ongoing mission will be to foster global connections by enabling users to interact with individuals from around the world, forming new friendships, collaborating on projects or engaging in conversations within various social hubs.

●	Real and virtual concerts. We expect the platform to host live and virtual concerts within the metaverse, featuring performances from both real world and virtual artists, allowing users to attend and enjoy shows in an immersive environment.

Our Business Strategy

The metaverse industry is experiencing rapid growth and expansion, driven by advancements in technology, increased interest in virtual experiences and the rise of digital economies. Our business strategy revolves around creating a seamless, all-encompassing platform that caters to various user needs and interests.

The strategic pillars for the growth of our BitNile.com metaverse platform include (i) leveraging cutting-edge technology to offer a user-friendly, browser-based platform compatible with virtual reality headsets and other modern devices for an enhanced experience, (ii) providing a diverse range of products and experiences that caters to users with different interests and preferences, (iii) fostering global connections and a sense of community among users, encouraging socialization and collaboration, and (iv) focusing on continuous innovation to stay ahead of industry trends and customer expectations.

We expect to generate revenue in fiscal 2024 through the sale of tokens or coins that provide our end users with interactive entertainment (game play) and durable goods principally for the personal computer and mobile platforms.

Competition

The Company faces competition from existing metaverse platforms and new entrants. Key competitors include:

●	Established metaverse platforms, such as Decentraland, The Sandbox, and Second Life, as well as companies that develop metaverse tools and platforms such as META;

●	Gaming-focused platforms, like Fortnite and Roblox; and

●	Social media platforms that integrate metaverse elements, such as Facebook’s Horizon Workrooms.

Regulatory Environment

The Company operates within a complex and evolving regulatory landscape, with key considerations including:

●	Data privacy and protection regulations, such as GDPR and CCPA;

●	Compliance with gaming and gambling regulations in various jurisdictions; and

●	Intellectual property rights and digital asset ownership.

Recent Developments

During the current fiscal year ending March 31, 2024, the Company engaged in the following transactions:

●	The Company raised approximately $3,500,000 in an At-the-Market capital raise during the fourth fiscal quarter of the year ended March 31, 2023 and the three months ended June 30, 2023. The ATM was terminated on June 16, 2023 after having raised approximately $3,500,000.

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●	On April 27, 2023, the Company closed a $6,875,000 senior secured convertible promissory note, and with the senior secured convertible note, the Company granted the noteholders 2,100,905 warrants that expire five years from the issuance date and have a strike price of $3.28. The warrants due contain a ratchet provision which the Company has determined meets the criteria for treatment as a derivative liability. The Company recorded a discount on the convertible note of 4,329,755, which represents the derivative liability at inception of the warrants. The fair value of the warrants was estimated to be $1,109,372 as of September 30, 2023.

●	On May 4, 2023, the Company amended its Articles of Incorporation to effectuate a 1-for-30 reverse stock split. The Company also reduced its authorized shares on a 1-for-30 basis going from 100,000,000 authorized shares down to 3,333,333 authorized shares. The Company has reflected this reverse split retroactively in their condensed consolidated financial statements pursuant to SAB Topic 4C.

●	On May 8, 2023, the Company received a letter from the Listing Qualifications staff (the “Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that the Staff had determined to delist the Company’s common stock, par value $0.001 per share (the “Common Stock”), from The Nasdaq Capital Market, effective May 17, 2023, pursuant to Listing Rule 5810(c)(3)(A)(iii), as the Company’s common stock traded below $0.10 per share for 10 consecutive trading days. On May 12, 2023, the Company issued a press release announcing a 1-for-30 reverse stock split of its outstanding common stock which was effective for trading purposes as of the commencement of trading on May 15, 2023. On May 26, 2023, the Company received a letter from Nasdaq stating that the Company’s bid price deficiency had been cured.

●	On May 15, 2023, Agora and Trend Ventures, LP entered into a First Amendment of Senior Secured Promissory Note (“First Amendment”), to amend the $4,250,000 senior secured promissory note entered into June 16, 2022. The First Amendment amended the following clauses of the original note: (a) the principal amount was amended from $4,250,000 to $4,443,870, which includes all of the accrued interest through May 15, 2023; (b) the maturity date was amended from June 16, 2025 to May 15, 2025; and (c) the interest rate shall remain at 5%, and any additional accrued interest under the Default Rate shall be mutually waived by both parties. No payments on either principal or interest shall be due until the new maturity date. As of June 30, 2023, the Company has had a full reserve established for the principal and accrued interest receivable.

●	On June 21, 2023, the Company received a letter from the Listing Qualifications staff of Nasdaq notifying the Company that the Staff has determined that the Company has violated Nasdaq’s voting rights rule set forth in Listing Rule 5640 (the “Voting Rights Rule”). The alleged violation of the Voting Rights Rule relates to the issuance of (i) 8,637.5 shares of the Series B, and (ii) 1,362.5 shares of the Series C in connection with the acquisition of BNC as well as the securities of Earnity, Inc. beneficially owned by BNC pursuant to the SEA by and among the Company, AAI and the minority shareholders of BNC, which was previously disclosed on Current Reports on Form 8-K filed by the Company on February 14, 2023 and March 10, 2023.

●	On July 18, 2023, the Company received a letter from the Listing Qualifications staff of Nasdaq indicating that the Company’s shareholders’ equity as reported in the 2023 Annual Report did not satisfy the continued listing requirement under Nasdaq Listing Rule 5550(b)(1) (the “Equity Rule”), which requires that a listed company’s shareholders’ equity be at least $2.5 million. As reported in the 2023 Annual Report, the Company’s shareholders’ equity as of March 31, 2023 was approximately $(13.9) million.

On August 25, 2023, the Company submitted a plan of compliance to Nasdaq to regain compliance with the Equity Rule by no later than 180 days after July 18, 2023 (the “Plan”). The Company also submitted revised versions of this Plan on September 6, 2023 and September 14, 2023 (collectively, the “Compliance Plans”) detailing the actions the Company would take to regain compliance with the Equity Rule.

●	On August 24, 2023, the Company entered into the Purchase Agreement with the Selling Stockholder, which provides that, upon the terms and subject to the conditions and limitations set forth therein, we have the right to direct the Selling Stockholder to purchase up to an aggregate of $100,000,000 of shares of our common stock over the 36-month term of the Purchase Agreement. Under the Purchase Agreement, after the satisfaction of certain commencement conditions, including, without limitation, the effectiveness of the Registration Statement (as defined in the Purchase Agreement), we have the right to present the Selling Stockholder with an advance notice (each, an “Advance Notice”) directing the Selling Stockholder to purchase any amount up to the Maximum Advance Amount (as described below). The Registration Statement was declared effective on October 30, 2023.

●	On August 25, 2023, we, Zest Labs and Zest Labs Holdings, LLC (owned by Gary Metzger, a current board member of our company) (the “Purchaser”), entered into a stock purchase agreement, whereby the Purchaser purchased 100% of the issued and outstanding common stock of Zest Labs from us in exchange for the Purchaser agreeing to distribute any net proceeds from any new or ongoing intellectual property litigation or the sale or licensing of any intellectual property of Zest Labs to our shareholders of record as of November 15, 2022.

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●	On September 28, 2023, the Company amended the Certificate of Designations for each of the Series B Preferred Stock and the Series C Preferred Stock to eliminate all voting rights of these series of preferred stock. On October 16, 2023, Nasdaq notified the Company that it had regained compliance with the Voting Rights Rule.

●	On November 2, 2023, the Company received a letter from the Listing Qualifications staff of Nasdaq stating that the Company was not in compliance with Nasdaq Listing Rule 5550(a)(2) because the bid price for the Company’s common stock had closed below $1.00 per share for the previous 31 consecutive business days.

In accordance with Nasdaq listing rule 5810(c)(3)(A), the Company has 180 calendar days, or until April 30, 2024, to regain compliance. The Deficiency Letter states that to regain compliance, the bid price for the Company’s common stock must close at $1.00 per share or more (the “Minimum Bid Price”) for a minimum of 10 consecutive business days during the compliance period ending April 30, 2024. In the event that the Company does not regain compliance within this 180-day period, the Company may be eligible to seek an additional compliance period of 180 calendar days if it meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the Minimum Bid Price, and provides written notice to Nasdaq of its intent to cure the deficiency during this second compliance period, by effecting a reverse stock split, if necessary. However, if it appears to the Nasdaq Staff that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, Nasdaq will provide notice to the Company that its common stock will be subject to delisting. At that time, the Company may appeal any such delisting determination to a Nasdaq hearings panel.

●	On November 14, 2023, we entered into a Securities Purchase Agreement (the “SPA”) with AAI, pursuant to which we sold to AAI 603.44 shares of newly designated Series D Convertible Preferred Stock (the “Series D Preferred Stock”) for a total purchase price of $15,085,930.69 (the “Transaction”). The Transaction closed on November 15, 2023 (the “Closing Date”).

The purchase price was paid by the cancellation of $15,085,930.69 of cash advances made by AAI to us between January 1, 2023 and November 9, 2023.

The terms of the Series D Preferred Stock are set forth in the Certificates of Designations of the Rights, Preferences and Limitations of the Series D Convertible Preferred Stock (the “Series D Certificate”). The shares of Series D Preferred Stock have a stated value of $25,000 per share (the “Series D Stated Value”). Pursuant to the Series D Certificate, each share of Series D Preferred Stock is convertible into a number of shares of our common stock determined by dividing the Series D Stated Value by $0.51 (the “Conversion Price”). The Conversion Price is subject to adjustment in the event of an issuance of common stock at a price per share lower than the Conversion Price then in effect, as well as upon customary stock splits, stock dividends, combinations or similar events.

The Series D Preferred Stock holders are entitled to receive dividends at a rate of 10% of the Series D Stated Value per annum from issuance until November 14, 2033 (the “Dividend Term”). During the first two years of the Dividend Term, dividends will be payable, in our option, in additional shares of Series D Preferred Stock rather than cash, and thereafter dividends will be payable in either additional shares of Series D Preferred Stock or cash as the majority holder may elect. If the Company fails to make a dividend payment as required by the Series D Certificate, the dividend rate will be increased to 15% for as long as such default remains ongoing and uncured. Each share of Series D Preferred Stock also has a $25,000 liquidation preference in the event of a liquidation, change of control event, dissolution or winding up of our company, and ranks senior to all our other capital stock with respect thereto other than the existing Series B Preferred Stock and Series C Preferred Stock, with which the Series D Preferred Stock shall have equal ranking. Each share of Series D Preferred Stock is entitled to vote, on an as-converted basis, with the common stock at a rate of 0.9 votes per share of common stock into which the Series D Preferred Stock is convertible.

In addition, for as long as at least 25% of the shares of Series D Preferred Stock remain outstanding, AAI must consent with respect to certain corporate events, including reclassifications, fundamental transactions, stock redemptions or repurchases, increases in the number of directors, and declarations or payment of dividends, and further we are subject to certain negative covenants, including covenants against issuing additional shares of capital stock or derivative securities, incurring indebtedness, engaging in related party transactions, selling of properties having a value of over $50,000, altering the number of directors, and discontinuing the business of any subsidiary, subject to certain exceptions and limitations.

The SPA provides the holders of Series D Preferred Stock with most favored nations rights in the event we offer securities with more favorable terms than the Series D Preferred Stock for as long as the shares of Series D Preferred Stock remain outstanding. Under the SPA, while any shares of Series D Preferred Stock are outstanding, we are prohibited from redeeming or declaring or paying dividends on outstanding securities other than the Series D Preferred Stock. Further, the SPA prohibits us from issuing or amending securities at a price per share below the Conversion Price, or to engage in variable rate transactions, for a period ending on the earlier of (i) four (4) years from the Closing Date and (ii) the date that AAI holds less than 250 shares of Series D Preferred Stock.

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●	On December 1, 2023, Nasdaq notified the Company that it had rejected the Company’s Compliance Plans, citing the lack of a definitive strategy to promptly comply with the ongoing listing standards and to maintain such compliance long-term. As a result, unless the Company requested an appeal of this determination, the Staff has determined that the Company’s common stock would be scheduled for delisting from The Nasdaq Capital Market and would be suspended at the opening of business on December 12, 2023 and a Form 25-NSE will be filed with the SEC, which would remove the Company’s common stock from listing and registration on Nasdaq.

The Company requested an appeal of the Staff’s determination to a Hearings Panel (the “Panel”), pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series. The hearing request stayed the suspension of the Company’s common stock and the filing of the Form 25-NSE pending the Panel’s decision, and the Company’s common stock continues to trade on The Nasdaq Capital Market under the symbol “ROI.” The hearing is scheduled for February 29, 2024. There can be no assurance as to the success or outcome of the appeal to the Panel.

●	On January 9, 2024, the Company received a letter from the Staff of Nasdaq notifying the Company that the Staff had determined that the Company violated the Voting Rights Rule. The alleged violation of the Voting Rights Rule relates to the issuance of 603.44 shares of newly designated Preferred Shares in exchange for the cancellation of $15,085,930.69 of cash advances made by AAI to the Company between January 1 and November 9, 2023, pursuant to the Agreement by and between the Company and AAI.

According to the letter, Nasdaq determined that because the Series D Preferred Stock could convert into a discount to the price of the common stock on the date of execution of the SPA, and because the shares of Series D Preferred Stock vote on an as-converted basis, the Series D Preferred Stock violates the Voting Rights Rule. The Company notes that the violation is based on a hypothetical situation in the future, in which the anti-dilution protection triggers a ratchet down of the Conversion Price below the minimum price per share of the Company’s common stock at the time of the issuance of the shares of Series D Preferred Stock.

Under the Voting Rights Rule, a company cannot create a new class of security that votes at a higher rate than an existing class of securities or take any other action that has the effect of restricting or reducing the voting rights of an existing class of securities. As such, according to the letter, the issuance of the shares of Series D Preferred Stock violated the Voting Rights Rule because the holders of the Series D Preferred Stock are entitled to vote on an as-converted basis, thus could have greater voting rights than holders of common stock.

As disclosed above, the Company has appealed a prior determination of the Staff to delist the Company’s common stock to the Panel. The Panel will hear the Company’s appeal on February 29, 2024. According to the letter, the Voting Rights Rule matter serves as an additional basis for delisting the Company’s common stock from the Nasdaq. Further, according to the letter, because this is the Company’s third incidence of violating the Voting Rights Rule, this demonstrates a pattern of disregard for the Nasdaq listing rules and serves as an additional basis for delisting the Company’s common stock from the Nasdaq. As such, the Panel will consider these matters in connection with the Company’s appeal.

The letter has no immediate impact on the listing of the Company’s common stock, which will continue to be listed and traded on The Nasdaq Capital Market, subject to the Company’s compliance with the letter and other continued listing requirements of The Nasdaq Capital Market.

Committed Equity Financing

On August 24, 2023, we entered into the Purchase Agreement with the Selling Stockholder. On October 18, 2023, we entered into Amendment No. 1 to the Purchase Agreement with the Selling Stockholder to remove the floor price limitation.

The Purchase Agreement provides that, upon the terms and subject to the conditions and limitations set forth therein, we have the right to direct the Selling Stockholder to purchase up to an aggregate of $100 million of shares of our common stock over the 36-month term of the Purchase Agreement. Under the Purchase Agreement, after the satisfaction of certain commencement conditions, including, without limitation, the effectiveness of a registration statement, we have the right to present the Selling Stockholder with an Advance Notice directing the Selling Stockholder to purchase any amount up to the Maximum Advance Amount (as described below).

The Maximum Advance Amount is calculated as follows: (a) if the Advance Notice is received by 8:30 a.m., Eastern time, the lower of: (i) an amount equal to 40% of the average of the Daily Value Traded (as defined below) of our common stock on the ten trading days immediately preceding an Advance Notice, or (ii) $20,000,000, and (b) if the Advance Notice is received after 8:30 a.m., but prior to 10:30 a.m., Eastern time, the lower of (i) an amount equal to 30% of the average of the Daily Value Traded of our common stock on the ten trading days immediately preceding an Advance Notice, or (ii) $15,000,000. For these purposes, “Daily Value Traded” is the product obtained by multiplying the daily trading volume of our common stock on The Nasdaq Capital Market during regular trading hours, as reported by Bloomberg L.P., by the VWAP (as defined in the Purchase Agreement) for that trading day.

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The number of shares that we can issue to the Selling Stockholder from time to time under the Purchase Agreement is subject to the Ownership Limitation (as defined in the Purchase Agreement). We control the timing and amount of sales of our common stock to the Selling Stockholder. The Selling Stockholder has no right to require any sales by us, and is obligated to make purchases from us as directed solely by us in accordance with the Purchase Agreement. The Selling Stockholder has agreed that neither it nor any of its agents, representatives and affiliates will engage in any direct or indirect short-selling or hedging our common stock during any time prior to the termination of the Purchase Agreement.

Pursuant to the Purchase Agreement, we agreed to prepare and file with the SEC a registration statement for the resale by the Selling Stockholder of Registrable Securities (as defined in the Purchase Agreement) no later than November 30, 2023. Pursuant to the Prior Registration Statement, we previously registered the resale of up to 25,000,000 shares of common stock issuable to the Selling Stockholder. The Prior Registration Statement was filed with the SEC on October 20, 2023 and was declared effective by the SEC on October 30, 2023. As of January 19, 2024, we issued and sold 20,538,845 shares of common stock to the Selling Stockholder pursuant to the Purchase Agreement, for total gross proceeds of $3,006,996, and we issued 4,461,155 shares of common stock to the Selling Stockholder as consideration for its irrevocable commitment to purchase shares of our common stock at our election in our sole discretion, which equated to a value of $1,366,331. As of January 19, 2024, $96,993,004 worth of shares of common stock remains available for future sales under the Purchase Agreement.

In consideration for the Selling Stockholder’s execution of the Purchase Agreement, we are required to issue to the Selling Stockholder, as a commitment fee, a number of shares of common stock having an aggregate dollar value equal to $4,000,000. Pursuant to the Purchase Agreement, we previously delivered irrevocable instructions to our transfer agent to electronically transfer to the Selling Stockholder that number of shares of common stock having an aggregate dollar value equal to $1,000,000 based on the per common stock price equal to the simple average of the daily VWAP of the common stock during the ten trading days immediately preceding the effectiveness of the Prior Registration Statement (the “Initial Issuance”), which such number of shares amounted to 1,461,155 shares of common stock. We will deliver irrevocable instructions to our transfer agent to electronically transfer to the Selling Stockholder that number of shares of common stock having an aggregate dollar value equal $3,000,000 based on the per common stock price as follows: (i) $1,000,000 worth of the Commitment Fee Shares on the three-month anniversary of the Initial Issuance based on the per common stock price equal to the simple average of the daily VWAP of the common stock during the ten trading days immediately preceding the three-month anniversary, (ii) $1,000,000 worth of the Commitment Fee Shares on the six-month anniversary of the Initial Issuance based on the per common stock price equal to the simple average of the daily VWAP of the common stock during the ten trading days immediately preceding the six-month anniversary and (iii) $1,000,000 worth of the Commitment Fee Shares on the nine-month anniversary of the Initial Issuance based on the per common stock price equal to the simple average of the daily VWAP of the common stock during the ten trading days immediately preceding the nine-month anniversary. We and the Selling Stockholder agreed to advance 3,000,000 shares of common stock as partial consideration of the $1,000,000 worth of the Commitment Fee Shares due on the three-month anniversary of the Initial Issuance. Such 3,000,000 shares of common stock were issued to the Selling Stockholder on January 18, 2024 and equated to a value of $450,000.

The Purchase Agreement may be terminated by us at any time after commencement, at our discretion; provided that upon early termination we are required to issue the outstanding Commitment Fee Shares to the Selling Stockholder. The Purchase Agreement will automatically terminate on the date that we sell, and the Selling Stockholder purchases, the full $100 million amount under the agreement or, if the full amount has not been purchased, on the expiration of the 36-month term of the Purchase Agreement.

Previous Transaction with Related Entity of Selling Stockholder

On April 27, 2023, we entered into a Securities Purchase Agreement with certain accredited investors, which included affiliates of the Selling Stockholder, providing for the issuance of (i) Senior Secured Convertible Notes with an aggregate principal face amount of $6,875,000, which notes are convertible into shares of our common stock; and (ii) five-year warrants to purchase an aggregate of 2,100,905 shares of our common stock. For further information, see the section titled “Selling Stockholder – Material Relationship Between the Company and the Selling Stockholder.”

Corporate Information

We were incorporated in Nevada in 2007. Our principal executive offices are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, Nevada 89141, and our telephone number is (800) 762-7293. We maintain a website at www.riskonint.com. We make our periodic and current reports that are filed with the SEC available, free of charge, on our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Information contained on, or accessible through, our website is not a part of, and is not incorporated by reference into, this prospectus.

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THE OFFERING

Issuer	RiskOn International, Inc.

Shares of our common stock offered by the Selling Stockholder	Up to 40,000,000 shares of our common stock, consisting of (i) an indeterminable number of shares of our common stock that may be issued as Commitment Fee Shares to the Selling Stockholder, pursuant to the terms of the Purchase Agreement, if any, and (ii) an indeterminable number of shares of our common stock we may elect, in our sole discretion, to issue and sell to the Selling Stockholder under the Purchase Agreement from time to time after the Commencement Date, if any.

Shares of our common stock outstanding as of January 19, 2024	32,627,248 shares of common stock(1)

Shares of our common stock outstanding after giving effect to the issuance of the shares registered hereunder	83,150,590 shares of common stock(2)

Use of proceeds	We will not receive any proceeds from the resale of our shares of common stock included in this prospectus by the Selling Stockholder. However, we may receive up to $100 million in aggregate gross proceeds under the Purchase Agreement from sales of our shares of common stock, inclusive of sales previously made as disclosed above, that we may elect to make to the Selling Stockholder pursuant to the Purchase Agreement, if any, from time to time in our sole discretion, from and after the Commencement Date. We may use some of the net proceeds that we receive from sales of our shares of common stock to the Selling Stockholder, if any, under the Purchase Agreement to repay outstanding debt. We expect to use any remaining net proceeds for general corporate purposes, including working capital and supporting our growth initiatives discussed under “Prospectus Summary – Our Business Strategy.” The precise amount and timing of the application of such proceeds will depend upon our liquidity needs and the availability and cost of other capital over which we have little or no control. As of the date hereof, we cannot specify with certainty the particular uses for the net proceeds. For more information see the section herein titled “Use of Proceeds.”

Liquidity	This offering involves the potential sale of up to $96,993,004. Once this registration statement is effective and during such time as it remains effective, the Selling Stockholder will be permitted to sell the shares, if any. The resale, or expected or potential resale, of a substantial number of shares of our common stock in the public market could adversely affect the market price for our common stock and make it more difficult for our stockholders to sell their shares of our common stock at times and prices that you feel are appropriate.

Risk Factors	See the section herein titled “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our securities.

Nasdaq Capital Market trading symbol	“ROI”

____________

(1)	Based on 32,627,248 shares outstanding as of January 19, 2024, the number of shares outstanding as of January 19, 2024 excludes the following:

•	40,000,000 shares of common stock reserved for issuance upon the sale of shares of common stock that we may elect to make to the Selling Stockholder pursuant to the Purchase Agreement, if any, from time to time in our sole discretion, which are being registered in this prospectus;

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•	8,422,437 shares of common stock reserved for issuance upon the conversion of our senior secured convertible notes;

•	2,100,905 shares of common stock reserved for issuance upon the exercise of our warrants to purchase common stock;

•	1,274,000 shares of common stock reserved for issuance pursuant to the conversion of our Series A Convertible Redeemable Preferred Stock;

•	an aggregate of 13,884,375 shares of common stock reserved for issuance pursuant to the conversion of non-voting Series B Preferred Stock and Series C Preferred Stock, subject to the approval of the Nasdaq Stock Market;

•	29,958,227 shares of common stock reserved for issuance pursuant to the conversion of our Series D Preferred Stock;

•	2,100,905 shares of common stock reserved for issuance upon the exercise of outstanding warrants to purchase common stock (in addition to the warrants noted above); and

•	shares of common stock reserved for issuance upon the exercise of outstanding stock options.

(2)	The number of shares outstanding after giving effect to the issuance of all 40,000,000 shares of common stock being registered hereunder includes the following:

•	8,422,437 shares of common stock assumed to be issued in full upon the conversion of our senior secured convertible notes, which are registered for resale pursuant to an effective registration statement; and

•	2,100,905 shares of common stock assumed to be issued in full upon the exercise of our warrants to purchase common stock, which are registered for resale pursuant to an effective registration statement.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following risk factors, as well as those set forth in our most recent Annual Report on Form 10-K filed with the SEC, subsequent Quarterly Reports on Form 10-Q and subsequent Current Reports on Form 8-K which are incorporated by reference into this prospectus, as well as the other information set forth in this prospectus and the documents incorporated by reference herein, before deciding whether to invest in our securities. Additional risks and uncertainties that we are unaware of may become important factors that affect us. If any of these risks actually occur, our business, financial condition or operating results may suffer, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to the Offering

It is not possible to predict the actual number of shares of common stock we will sell under the Purchase Agreement to the Selling Stockholder, or the actual gross proceeds resulting from those sales. Further, we may not have access to the full amount available under the Purchase Agreement with the Selling Stockholder.

On August 24, 2023, we entered into the Purchase Agreement with the Selling Stockholder, pursuant to which the Selling Stockholder has committed to purchase up to the $100 million Maximum Commitment Amount of our common stock, subject to certain limitations and conditions set forth in the Purchase Agreement. The shares of our common stock that may be issued under the Purchase Agreement may be sold by us to the Selling Stockholder at our discretion from time to time beginning on the Commencement Date and during the term of the Purchase Agreement.

We generally have the right to control the timing and amount of any sales of shares of our common stock to the Selling Stockholder under the Purchase Agreement. Sales of our common stock, if any, to the Selling Stockholder under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some or none of the shares of our common stock that may be available for us to sell to the Selling Stockholder pursuant to the Purchase Agreement. Depending on market liquidity at the time, resales of those shares by the Selling Stockholder may cause the public trading price of our common stock to decrease.

Because the purchase price per share to be paid by the Selling Stockholder for the shares of our common stock that we may elect to sell to the Selling Stockholder under the Purchase Agreement, if any, will fluctuate based on the market prices of our common stock during the applicable Pricing Period (as defined below) for each sale made pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of our common stock that we will sell to the Selling Stockholder under the Purchase Agreement, the purchase price per share that the Selling Stockholder will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by the Selling Stockholder under the Purchase Agreement, if any. For these purposes, “Pricing Period” means one trading day, as notified by the Company to the Selling Stockholder in the applicable Advance Notice, commencing on the date of the Advance Notice.

Moreover, although the Purchase Agreement provides that we may, in our discretion, from time to time beginning on the Commencement Date and during the term of the Purchase Agreement, direct the Selling Stockholder to purchase shares of common stock from us in one or more purchases under the Purchase Agreement, up to the Maximum Commitment Amount, if any, only 40,000,000 shares of our common stock are being registered for resale under this registration statement, which this prospectus forms a part. Additionally, because the price per share on which the Commitment Fee Shares is based will fluctuate based on market prices of our common stock during the applicable time periods during which the VWAP for such issuable shares is calculated, it is not possible for us to predict the number of Commitment Fee Shares or the number of Commitment Fee Shares issuable to the Selling Stockholder pursuant to the Purchase Agreement. Accordingly, the number of shares of our common stock we may elect, in our sole discretion, to issue and sell to the Selling Stockholder, from time to time from and after the Commencement Date under the Purchase Agreement cannot be determined at this time. Even assuming the 40,000,000 shares of common stock offered for resale by the Selling Stockholder under this prospectus were sold by us to the Selling Stockholder for a per share price of $0.1421 (which represents the last reported sales price of our common stock, as reported by The Nasdaq Capital Market on January 22, 2024), less a 5% discount (the same fixed percentage discount that will be used to calculate the applicable per share purchase price for shares of common stock that we may elect to sell to the Selling Stockholder under the Purchase Agreement), we would only receive aggregate gross proceeds of approximately $5,399,800, which is substantially less than the $100 million Maximum Commitment Amount available to us under the Purchase Agreement. Therefore, because the market prices of our common stock may fluctuate from time to time after the date of this prospectus and, as a result, the actual purchase prices to be paid by the Selling Stockholder for shares of our common stock that we direct it to purchase under the Purchase Agreement, if any, also may fluctuate because they will be based on such fluctuating market prices of our common stock, it is possible that we may need to issue and sell more than the number of shares being registered for resale under this prospectus to the Selling Stockholder under the Purchase Agreement in order to receive aggregate gross proceeds equal to the Selling Stockholder’s $100 million Maximum Commitment Amount under the Purchase Agreement.

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If it becomes necessary for us to issue and sell to the Selling Stockholder under the Purchase Agreement more shares of our common stock than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $100 million from sales of our common stock to the Selling Stockholder under the Purchase Agreement, we must first file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional shares of our common stock we wish to sell to the Selling Stockholder from time to time under the Purchase Agreement, and the SEC must declare such additional registration statements effective before we may elect to sell any additional shares of our common stock to the Selling Stockholder under the Purchase Agreement. The number of shares of our common stock ultimately offered for resale by the Selling Stockholder is dependent upon the number of shares of our common stock, if any, we ultimately sell to the Selling Stockholder under the Purchase Agreement.

Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of our common stock in addition to the 40,000,000 shares of common stock being registered for resale under this prospectus could cause additional substantial dilution to our stockholders.

Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business.

The sale and issuance of our common stock to the Selling Stockholder will cause dilution to our existing stockholders, and the sale of the shares of our common stock acquired by the Selling Stockholder, or the perception that such sales may occur, could cause the price of our common stock to fall.

The purchase price for the shares that we may sell to the Selling Stockholder under the Purchase Agreement will fluctuate based on the price of the shares of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall.

If and when we do sell shares to the Selling Stockholder, after the Selling Stockholder has acquired the shares, the Selling Stockholder may resell all, some, or none of those shares at any time or from time to time in its discretion. Therefore, sales to the Selling Stockholder by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to the Selling Stockholder, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Pursuant to the Prior Registration Statement, we previously registered the resale of up to 25,000,000 shares of common stock issuable to the Selling Stockholder. The Prior Registration Statement was filed with the SEC on October 20, 2023 and was declared effective by the SEC on October 30, 2023. As of January 19, 2024, we issued and sold 20,538,845 shares of common stock to the Selling Stockholder pursuant to the Purchase Agreement, for total gross proceeds of $3,006,996, and we issued 4,461,155 shares of common stock to the Selling Stockholder as consideration for its irrevocable commitment to purchase shares of our common stock at our election in our sole discretion, which equated to a value of $1,366,331. As of January 19, 2024, $96,993,004 worth of shares of common stock remains available for future sales under the Purchase Agreement.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement and subject to market demand, we will have discretion to vary the timing, prices, and numbers of shares sold to the Selling Stockholder. If and when we do elect to sell shares of our common stock to the Selling Stockholder pursuant to the Purchase Agreement, after the Selling Stockholder has acquired such shares, the Selling Stockholder may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the Selling Stockholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Stockholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

The Selling Stockholder will pay less than the then-prevailing market price for our common stock, which could cause the price of our common stock to decline.

The purchase price of our common stock to be sold to the Selling Stockholder under the Purchase Agreement is derived from the market price of our common stock on The Nasdaq Capital Market. Shares to be sold to the Selling Stockholder pursuant to the Purchase Agreement will be purchased at a discounted price. We may effect sales at a price equal to 95% of the lower of (i) the lowest sale price of the common stock during the Pricing Period and (ii) the arithmetic average of the three (3) lowest closing prices of the common stock during the ten (10) consecutive trading days ending on the trading day immediately preceding such Advance Notice Date (as defined in the Purchase Agreement) (see “Committed Equity Financing—Purchase of Shares under the Purchase Agreement”). As a result of this pricing structure, the Selling Stockholder may sell the shares it receives immediately after receipt of the shares, which could cause the price of our common stock to decrease.

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Our management team will have broad discretion over the use of the net proceeds from our sale of shares of common stock to the Selling Stockholder, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management team will have broad discretion as to the use of the net proceeds from the sale of our shares of common stock to the Selling Stockholder, if any, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management team with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

We are not in compliance with the Nasdaq continued listing requirements. If we are unable to comply with the continued listing requirements of The Nasdaq Capital Market, our common stock could be delisted, which could affect our common stock’s market price and liquidity and reduce our ability to raise capital.

On July 18, 2023, we received a deficiency letter from Nasdaq notifying us that we are not in compliance with the Equity Rule for continued listing on The Nasdaq Capital Market. The Equity Rule requires companies listed on the Nasdaq Capital Market to maintain stockholders’ equity of at least $2,500,000. Our Annual Report on Form 10-K for the fiscal year ended March 31, 2023 reported stockholders’ equity of approximately $(13.9) million, which is below the Equity Rule requirement for continued listing on the Nasdaq Capital Market. In accordance with Nasdaq rules, we were provided 45 calendar days from the receipt of the Nasdaq notification, or until September 1, 2023, to submit a Plan to regain compliance. We initially submitted that Plan on August 25, 2023, which was subsequently revised on September 6, 2023 and September 14, 2023.

On December 1, 2023, Nasdaq notified us that it had rejected our Compliance Plans, citing the lack of a definitive strategy to promptly comply with the ongoing listing standards and to maintain such compliance long-term. As a result, unless we requested an appeal of this determination, Nasdaq determined that our common stock would be scheduled for delisting from The Nasdaq Capital Market and would be suspended at the opening of business on December 12, 2023 and a Form 25-NSE would be filed with the SEC. On December 8, 2023, we requested a hearing before the Panel to appeal the determination. The hearing has been scheduled for February 29, 2024. At the hearing, we must demonstrate our ability to regain compliance with the Equity Rule, as well as our ability to sustain long-term compliance with all applicable maintenance criteria. The hearing request stays the suspension of our common stock and the filing of the Form 25-NSE pending the Panel’s decision, and our common stock will continue to trade on The Nasdaq Capital Market under the symbol “ROI.” There can be no assurance as to the success or outcome of the appeal to the Panel.

In addition, on November 2, 2023, we received a notice in the form of a letter from the Staff stating that we were not in compliance with Nasdaq Listing Rule 5550(a)(2) because the bid price for our common stock had closed below $1.00 per share for the previous 31 consecutive business days.

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have 180 calendar days, or until April 30, 2024, to regain compliance with the Nasdaq Listing Rule 5550(a)(2). The deficiency letter states that to regain compliance, the bid price for our common stock must close at $1.00 per share or more for a minimum of 10 consecutive business days during the compliance period ending April 30, 2024. In the event that we do not regain compliance within this 180-day period, we may be eligible to seek an additional compliance period of 180 calendar days if we meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the Minimum Bid Price, and provides written notice to Nasdaq of our intent to cure the deficiency during this second compliance period, by effecting a reverse stock split, if necessary. However, if it appears to the Nasdaq staff that we will not be able to cure the deficiency, or if we are otherwise not eligible, Nasdaq will provide us with notice that our common stock will be subject to delisting. At that time, the Company may appeal any such delisting determination to a Nasdaq hearings panel. The deficiency letter has no immediate effect on the listing of our common stock, and our common stock will continue to trade on The Nasdaq Capital Market under the symbol “ROI.”

We intend to actively monitor the closing bid price of our common stock between now and April 30, 2024 and may, if appropriate, evaluate available options to resolve the deficiency and regain compliance with the Minimum Bid Price requirement. While we are exercising diligent efforts to maintain the listing of our common stock on Nasdaq, there can be no assurance that we will be able to regain compliance with the Minimum Bid Price or maintain compliance with the other Nasdaq listing standards.

Also, on January 9, 2024, we received a letter from the Staff notifying us that the Staff had determined that we violated the Voting Rights Rule. The alleged violation of the Voting Rights Rule relates to the issuance of 603.44 shares of Series D Preferred Stock of the Company in exchange for the cancellation of $15,085,930.69 of cash advances made by AAI to the Company between January 1 and November 9, 2023, pursuant to the SPA by and between the Company and AAI.

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The terms of the Series D Preferred Stock are as set forth in the Series D Certificate. Pursuant to the Series D Certificate, each share of Series D Preferred Stock is convertible into a number of shares of our common stock determined by dividing the Series D Stated Value by $0.51. The Conversion Price, which represented a premium to the closing price of our common stock on the date of execution of the SPA, is also subject to adjustment in the event of an issuance of our common stock at a price per share lower than the Conversion Price then in effect. Each share of Series D Preferred Stock is entitled to vote, on an as-converted basis, with our common stock at a rate of 0.9 votes per share of common stock into which the Series D Preferred Stock is convertible.

According to the letter, Nasdaq determined that because the shares of Series D Preferred Stock could convert into a discount to the price of our common stock on the date of execution of the SPA, and because the Series D Preferred Stock votes on an as-converted basis, the Series D Preferred Stock violates the Voting Rights Rule. We note that the violation is based on a hypothetical situation in the future, in which the anti-dilution protection triggers a ratchet down of the Conversion Price below the minimum price per share of our common stock at the time of the issuance of the shares of Series D Preferred Stock.

Under the Voting Rights Rule, a company cannot create a new class of security that votes at a higher rate than an existing class of securities or take any other action that has the effect of restricting or reducing the voting rights of an existing class of securities. As such, according to the letter, the issuance of the shares of Series D Preferred Stock violated the Voting Rights Rule because the holders of the Series D Preferred Stock are entitled to vote on an as-converted basis, thus could have greater voting rights than holders of common stock.

As disclosed above, we have appealed a prior determination of the Staff to delist our common stock to the Panel. The Panel will hear our appeal on February 29, 2024. According to the letter, the Voting Rights Rule matter serves as an additional basis for delisting our common stock from the Nasdaq. Further, according to the letter, because this is our third incidence of violating the Voting Rights Rule, this demonstrates a pattern of disregard for the Nasdaq listing rules and serves as an additional basis for delisting our common stock from the Nasdaq. As such, the Panel will consider these matters in connection with our appeal.

If our common stock is delisted, it could be more difficult to buy or sell our common stock and to obtain accurate quotations, and the price of our common stock could suffer a material decline. Delisting could also impair the liquidity of our common stock and could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in potential loss of confidence by investors, employees, and fewer business development opportunities.

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COMMITTED EQUITY FINANCING

On August 24, 2023, we entered into the Purchase Agreement with the Selling Stockholder, pursuant to which the Selling Stockholder has committed to purchase up to the $100 million Maximum Commitment Amount of our common stock at our direction from time to time, subject to the satisfaction of the conditions in the Purchase Agreement. On October 18, 2023, we entered into Amendment No. 1 to the Purchase Agreement with the Selling Stockholder to remove the floor price limitation.

Such sales of our common stock, if any, will be subject to certain limitations, and may occur from time to time at our sole discretion over the approximately 36-month period commencing on the date of the Purchase Agreement, provided that this registration statement, of which this prospectus forms a part, and any other registration statement the Company may file from time to time, covering the resale by the Selling Stockholder of the shares of our common stock purchased from us by the Selling Stockholder is declared effective by the SEC and remains effective, and the other conditions set forth in the Purchase Agreement are satisfied.

The Selling Stockholder has no right to require us to sell any shares of our common stock to the Selling Stockholder, but the Selling Stockholder is obligated to make purchases at our direction subject to certain conditions. There is no upper limit on the price per share that the Selling Stockholder could be obligated to pay for our common stock under the Purchase Agreement.

Actual sales of shares of our common stock to the Selling Stockholder from time to time will depend on a variety of factors, including, among others, market conditions, the trading price of our common stock and determinations by us as to the appropriate sources of funding for us and our operations. The net proceeds that we may receive under the Purchase Agreement, if any, cannot be determined at this time, since it will depend on the frequency and prices at which we sell shares of our common stock to the Selling Stockholder, our ability to meet the conditions of the Purchase Agreement and the other limitations, terms and conditions of the Purchase Agreement and any impacts of the Ownership Limitation. The Company may use some of the proceeds received by the Company from such sales to the Selling Stockholder, if any, to repay outstanding debt. The Company expects to use any remaining proceeds received by the Company from such sales to the Selling Stockholder, if any, for general corporate purposes, including working capital and supporting our growth initiatives discussed under “Prospectus Summary – Our Business Strategy.”

The Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties.

Purchase of Shares Under the Purchase Agreement

We may direct the Selling Stockholder to purchase amounts of our common stock under the Purchase Agreement that we specify from time to time in one or more Advance Notices delivered to the Selling Stockholder on any trading day up to the Maximum Commitment Amount. The Maximum Commitment Amount that we may specify in any one Advance Notice is equal to the following: (A) if the Advance Notice is received by 8:30 a.m., Eastern time, the lower of: (i) an amount equal to 40% of the average of the Daily Value Traded of our common stock on the ten trading days immediately preceding an Advance Notice, or (ii) $20,000,000, and (B) if the Advance Notice is received after 8:30 a.m., but prior to 10:30 a.m., Eastern time, the lower of (i) an amount equal to 30% of the average of the Daily Value Traded of our common stock on the ten trading days immediately preceding an Advance Notice, or (ii) $15,000,000. Subject to the satisfaction of the conditions under the Purchase Agreement, we may deliver Advance Notices from time to time, provided that the Pricing Period for all prior advances has been completed.

The purchase price of the shares of our common stock will be equal to 95% of the lower of (i) the lowest sale price of the common stock during the Pricing Period and (ii) the arithmetic average of the three lowest closing prices of the common stock during the ten consecutive trading days ending on the trading day immediately preceding such date of the Advance Notice.

Pursuant to the Prior Registration Statement, we previously registered the resale of up to 25,000,000 shares of common stock issuable to the Selling Stockholder. The Prior Registration Statement was filed with the SEC on October 20, 2023 and was declared effective by the SEC on October 30, 2023. As of January 19, 2024, we issued and sold 20,538,845 shares of common stock to the Selling Stockholder pursuant to the Purchase Agreement, for total gross proceeds of $3,006,996, and we issued 4,461,155 shares of common stock to the Selling Stockholder as consideration for its irrevocable commitment to purchase shares of our common stock at our election in our sole discretion, which equated to a value of $1,366,331. As of January 19, 2024, $96,993,004 worth of shares of common stock remains available for future sales under the Purchase Agreement.

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Fees

As consideration for the Selling Stockholder’s irrevocable commitment to purchase shares of our common stock upon the terms of and subject to satisfaction of the conditions set forth in the Purchase Agreement, the Company has agreed to issue to the Selling Stockholder, as a commitment fee, a number of shares of common stock having an aggregate dollar value equal to $4,000,000. Pursuant to the Purchase Agreement, we previously delivered irrevocable instructions to our transfer agent to electronically transfer to the Selling Stockholder that number of shares of common stock having an aggregate dollar value equal to $1,000,000 based on the per common stock price equal to the simple average of the daily VWAP of the common stock during the ten trading days immediately preceding the effectiveness of the Prior Registration Statement, which such number of shares amounted to 1,461,155 shares of common stock. We will deliver irrevocable instructions to our transfer agent to electronically transfer to the Selling Stockholder that number of shares of common stock having an aggregate dollar value equal $3,000,000 based on the per common stock price as follows: (i) $1,000,000 worth of the Commitment Fee Shares on the three-month anniversary of the Initial Issuance based on the per common stock price equal to the simple average of the daily VWAP of the common stock during the ten trading days immediately preceding the three-month anniversary, (ii) $1,000,000 worth of the Commitment Fee Shares on the six-month anniversary of the Initial Issuance based on the per common stock price equal to the simple average of the daily VWAP of the common stock during the ten trading days immediately preceding the six-month anniversary and (iii) $1,000,000 worth of the Commitment Fee Shares on the nine-month anniversary of the Initial Issuance based on the per common stock price equal to the simple average of the daily VWAP of the common stock during the ten trading days immediately preceding the nine-month anniversary. We and the Selling Stockholder agreed to advance 3,000,000 shares of common stock as partial consideration of the $1,000,000 worth of the Commitment Fee Shares due on the three-month anniversary of the Initial Issuance. Such 3,000,000 shares of common stock were issued to the Selling Stockholder on January 18, 2024 and equated to a value of $450,000. The Commitment Fee Shares are covered by this prospectus.

Conditions to Delivery of Advance Notices

Our ability to deliver Advance Notices to the Selling Stockholder under the Purchase Agreement is subject to the satisfaction of certain conditions, all of which are entirely outside of the Selling Stockholder’s control, including, among other things, the following:

•	the accuracy in all material respects of our representations and warranties included in the Purchase Agreement;

•	the effectiveness of this registration statement that includes this prospectus (and any one or more additional registration statements filed with the SEC that include the Commitment Fee Shares and shares of our common stock that may be issued and sold by us to the Selling Stockholder under the Purchase Agreement);

•	the Company having obtained all required permits and qualifications for the offer and sale of all shares of our common stock issuable pursuant to such Advance Notice;

•	no Material Outside Event (as defined in the Purchase Agreement) shall have occurred or be continuing;

•	us having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by us;

•	the absence of any statute, regulation, order, decree, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits or directly, materially and adversely affects any of the transactions contemplated by the Purchase Agreement;

•	trading in our common stock shall not have been suspended by Nasdaq, we shall not have received any final and non-appealable notice that the listing or quotation of our common stock on Nasdaq shall be terminated;

•	there shall be a sufficient number of authorized but unissued and otherwise unreserved shares of common stock for the issuance of all the common stock issuable pursuant to such Advance Notice;

•	the representations contained in the applicable Advance Notice shall be true and correct in all material respects; and

•	the Pricing Period for all prior Advance Notices shall have been completed.

Limitations on Sales

The Purchase Agreement prohibits us from directing the Selling Stockholder to purchase any shares of our common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by the Selling Stockholder and its affiliates as a result of purchases under the Purchase Agreement, would result in the Selling Stockholder and its affiliates having beneficial ownership of more than 4.99% of our then outstanding shares of common stock.

No Short-Selling or Hedging by the Selling Stockholder

The Selling Stockholder has agreed that, during the term of the Purchase Agreement, neither the Selling Stockholder nor any of its affiliates will engage in any short sales or hedging transactions with respect to our common stock.

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Termination of the Purchase Agreement

Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:

•	the first day of the month next following the 36-month anniversary of the date of the Purchase Agreement; or

•	the date on which the Selling Stockholder shall have purchased shares of our common stock under the Purchase Agreement for an aggregate gross purchase price equal to the Maximum Commitment Amount under the Purchase Agreement.

We have the right to terminate the Purchase Agreement at any time, at no cost or penalty, upon five trading days’ prior written notice to the Selling Stockholder, provided that there are no outstanding Advance Notices, the shares of common stock under which have not yet been issued and we have paid all amounts owed to the Selling Stockholder under the Purchase Agreement. We and the Selling Stockholder may also terminate the Purchase Agreement at any time by mutual written consent.

Prohibition of “Dilutive Issuances” During Pending Purchases and Certain Variable Rate Transactions

Pursuant to the Purchase Agreement, from the date of the Purchase Agreement until the earlier of (i) the date that the Selling Stockholder has purchased $25 million worth of shares of our common stock under the Purchase Agreement, (ii) 12 months after effectiveness of the Prior Registration Statement or (iii) four months after the termination of the Purchase Agreement, pursuant to its terms, the Company is prohibited from effecting or entering into an agreement to effect any issuance of our common stock or common share equivalents involving a Variable Rate Transaction (as defined in the Purchase Agreement), other than in connection with an Exempt Issuance (as defined in the Purchase Agreement) or with the prior written consent of the Selling Stockholder. There are no restrictions relating to rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement.

Effect of Sales of our Common Stock under the Purchase Agreement on our Stockholders

All shares of our common stock that may be issued or sold by us to the Selling Stockholder under the Purchase Agreement that are being registered under the Securities Act for resale by the Selling Stockholder in this prospectus are expected to be freely tradable. The shares of common stock being registered for resale in this prospectus may be issued and sold by us to the Selling Stockholder from time to time at our discretion over an approximately 36-month period commencing on the date of the Purchase Agreement, provided that this registration statement, of which this prospectus forms a part, and any other registration statement the Company may file from time to time, covering the resale by the Selling Stockholder of the shares of our common stock purchased from us pursuant to the Purchase Agreement is declared effective by the SEC and remains effective, and the other conditions set forth in the Purchase Agreement are satisfied. The resale by the Selling Stockholder of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our common stock to decline and to be highly volatile. Sales of the shares, if any, to the Selling Stockholder under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some or none of the shares that may be available for us to sell to the Selling Stockholder pursuant to the Purchase Agreement.

If and when we do elect to sell the shares of our common stock to the Selling Stockholder pursuant to the Purchase Agreement, after the Selling Stockholder has acquired such shares, the Selling Stockholder may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares of our common stock from the Selling Stockholder in this offering at different times will likely pay different prices for those shares of common stock, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares of our common stock they purchase from the Selling Stockholder in this offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Stockholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Because the purchase price per share to be paid by the Selling Stockholder for the shares of our common stock that we may elect to sell to the Selling Stockholder under the Purchase Agreement, if any, will fluctuate based on the market prices of our common stock during the applicable Pricing Period for each purchase made pursuant to the Purchase Agreement, if any, as of the date of this prospectus it is not possible for us to predict the number of shares of our common stock that we will sell to the Selling Stockholder under the Purchase Agreement, the actual purchase price per share to be paid by the Selling Stockholder for those shares, or the actual gross proceeds to be raised by us from those sales, if any.

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Although the Purchase Agreement provides that we may, in our discretion, from time to time after the date of this prospectus and during the term of the Purchase Agreement, direct the Selling Stockholder to purchase shares of our common stock from us in one or more purchases under the Purchase Agreement for the Maximum Commitment Amount of up to $100 million, only 40,000,000 shares of our common stock are being registered for resale under the registration statement that includes this prospectus, inclusive of the Commitment Fee Shares. Because the purchase price per share to be paid by the Selling Stockholder for our shares of common stock that we may elect to sell to the Selling Stockholder under the Purchase Agreement, if any, will fluctuate based on the market prices of our common stock during the applicable Pricing Period for each sale made pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of common stock that we will sell to the Selling Stockholder under the Purchase Agreement, the purchase price per share that the Selling Stockholder will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by the Selling Stockholder under the Purchase Agreement, if any. Accordingly, it is possible that we may need to issue and sell more than the number of shares being registered for resale under this prospectus to the Selling Stockholder under the Purchase Agreement in order to receive aggregate gross proceeds equal to the Selling Stockholder’s $100 million Maximum Commitment Amount under the Purchase Agreement.

If it becomes necessary for us to issue and sell to the Selling Stockholder under the Purchase Agreement more shares of our common stock than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to the $100 million Maximum Commitment Amount to the Selling Stockholder under the Purchase Agreement, we must first file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional shares we wish to sell to the Selling Stockholder from time to time under the Purchase Agreement, and the SEC must declare such additional registration statements effective under the Securities Act before we may elect to sell any additional shares of our common stock to the Selling Stockholder under the Purchase Agreement. The number of shares of our common stock ultimately offered for sale by the Selling Stockholder is dependent upon the number of shares of our common stock, if any, we ultimately sell to the Selling Stockholder under the Purchase Agreement.

The issuance of shares of our common stock to the Selling Stockholder pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares of common stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of common stock after any such issuance.

Dilutive Effect of Performance of the Purchase Agreement on our Stockholders

All of our shares of common stock registered in this offering, which may be issued or sold by us to the Selling Stockholder under the Purchase Agreement, are expected to be freely tradable. It is anticipated that the common stock registered in this offering will be sold by us to the Selling Stockholder over a period of up to 36 months after August 24, 2023. The sale by the Selling Stockholder of a significant amount of our common stock registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile.

Sales of our common stock to the Selling Stockholder, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some or none of our shares of common stock that may be available for us to sell pursuant to the Purchase Agreement (i.e., up to $100 million in shares of our common stock).

Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to the Selling Stockholder. If and when we do sell our common stock to the Selling Stockholder under the Purchase Agreement, after the Selling Stockholder has acquired those shares, the Selling Stockholder may resell all, some or none of such shares at any time or from time to time in its discretion. Therefore, issuances to the Selling Stockholder by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of our shares of common stock to the Selling Stockholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of our common stock or the mere existence of our arrangement with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our common stock to the Selling Stockholder and the Purchase Agreement may be terminated by us at any time at our discretion (see subsection entitled “Termination of the Purchase Agreement” above).

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The following table sets forth the amount of gross proceeds we would receive from the Selling Stockholder from our sale of shares of common stock to the Selling Stockholder under the Purchase Agreement registered hereunder at varying purchase prices:

Assumed Purchase Price Per Share(1)	Number of shares of Common Stock to be Issued if Full Purchase(2)	Percentage of Outstanding Common Stock After Giving Effect to the Issuance to the Selling Stockholder(3)	Proceeds from the Sale of Common Stock to the Selling Stockholder Under the Purchase Agreement(4)
$0.134995(5)	40,000,000	48.1%	$5,399,800
$0.25	40,000,000	48.1%	$10,000,000
$0.50	40,000,000	48.1%	$20,000,000
$0.75	40,000,000	48.1%	$30,000,000
$1.00	40,000,000	48.1%	$40,000,000
$1.25	40,000,000	48.1%	$50,000,000
$1.50	40,000,000	48.1%	$60,000,000
$1.75	40,000,000	48.1%	$70,000,000

____________

(1)	For the avoidance of any doubt, this price would reflect the Purchase Price after calculation (i.e., after discounts to the market price of our shares) in accordance with the terms of the Purchase Agreement.

(2)	We are registering 40,000,000 shares of our common stock, consisting of (a) an indeterminable number of shares of our common stock that may be issued as Commitment Fee Shares to the Selling Stockholder, pursuant to the terms of the Purchase Agreement, if any, and (b) an indeterminable number of shares of our common stock we may elect, in our sole discretion, to issue and sell to the Selling Stockholder under the Purchase Agreement from time to time as described in this section. As a result, we have included in this column all of the shares of our common stock that we are registering under this prospectus, without regard for the beneficial ownership limitation of 4.99%.

(3)	The denominator is based on 32,627,248 shares of our common stock outstanding as of January 19, 2024, adjusted to include the issuance of the number of shares of common stock set forth in the adjacent column which we would have issued to the Selling Stockholder based on the applicable assumed purchase price per share, and includes the 8,422,437 shares of common stock assumed to be issued in full upon the conversion of our senior secured convertible notes and the 2,100,905 shares of common stock assumed to be issued in full upon the exercise of our warrants to purchase common stock.

(4)	The Company will not receive any proceeds from the issuance of the Commitment Fee Shares to the Selling Stockholder. As noted above, the exact number of Commitment Fee Shares to be issued to the Selling Stockholder cannot yet be determined. The proceeds reflected in this column would be reduced by an amount equal to the product of the final Commitment Fee Shares multiplied by the assumed purchase price per share of common stock.

(5)	Represents the last reported sales price of the Company’s common stock on January 22, 2024, as reported by The Nasdaq Capital Market, less a 5% discount.

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USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholder. All of our common stock offered by the Selling Stockholder pursuant to this prospectus will be sold by the Selling Stockholder for its own account. We will not receive any of the proceeds from these sales. We cannot currently determine the price or prices at which shares of our common stock may be sold by the Selling Stockholder under this prospectus.

We may receive up to $100 million aggregate gross proceeds under the Purchase Agreement from any sales we make to the Selling Stockholder pursuant to the Purchase Agreement, inclusive of sales previously made as disclosed below. However, we are unable to estimate the actual amount of proceeds that we may receive, as it will depend on the number of shares that we choose to sell, our ability to meet the conditions set forth in the Purchase Agreement, market conditions and the price of shares of our common stock, among other factors. See the section titled “Plan of Distribution” elsewhere in this prospectus for more information.

We may use some of the proceeds that we receive under the Purchase Agreement to repay outstanding debt. We expect to use any remaining proceeds that we receive under the Purchase Agreement for general corporate purposes, including working capital and supporting our growth initiatives discussed under “Prospectus Summary – Our Business Strategy.” As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds.

Pursuant to the Prior Registration Statement, we previously registered the resale of up to 25,000,000 shares of common stock issuable to the Selling Stockholder. The Prior Registration Statement was filed with the SEC on October 20, 2023 and was declared effective by the SEC on October 30, 2023. As of January 19, 2024, we issued and sold 20,538,845 shares of common stock to the Selling Stockholder pursuant to the Purchase Agreement, for total gross proceeds of $3,006,996, and we issued 4,461,155 shares of common stock to the Selling Stockholder as consideration for its irrevocable commitment to purchase shares of our common stock at our election in our sole discretion, which equated to a value of $1,366,331. We used such proceeds for general corporate purposes. As of January 19, 2024, $96,993,004 worth of shares of common stock remains available for future sales under the Purchase Agreement.

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DESCRIPTION OF SECURITIES BEING OFFERED

The following is a summary of all material characteristics of our capital stock as set forth in our articles of incorporation and bylaws. The summary does not purport to be complete and is qualified in its entirety by reference to our articles of incorporation and bylaws, and to the provisions of the Nevada Revised Statutes, as amended.

General

We are authorized to issue 500,000,000 shares of common stock, par value $0.001 per share and up to 5,000,000 shares of preferred stock, par value $0.001 per share. Of these shares of preferred stock, 1,200 shares are designated as Series A Convertible Redeemable Preferred Stock, 12,000 shares are designated as Series B Convertible Preferred Stock, 2,500 shares are designated as Series C Convertible Preferred Stock and 1,000 shares are designated as Series D Convertible Preferred Stock.

As of the close of business on January 19, 2024, there were 32,627,248 shares of common stock issued and outstanding, 882 shares of Series A Convertible Redeemable Preferred Stock issued and outstanding, 8,883.43 shares of Series B Preferred Stock issued and outstanding, 1,401.29 shares of Series C Preferred Stock issued and outstanding and 611.15 shares of Series D Preferred Stock issued and outstanding.

Common Stock

Holders of our shares of common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of our common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of our common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of shareholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of our common stock are entitled to share in all dividends that our Board of Directors (the “Board”), in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over our common stock. Our common stock has no preemptive, subscription or conversion rights and there are no redemption provisions applicable to our common stock.

Transfer Agent and Warrant Agent

Pacific Stock Transfer Company is the transfer agent for our common stock and preferred stock, with a mailing address of 6725 Via Austi Pkwy, Suite 300 Las Vegas, Nevada 89119.

Trading Symbol and Market

Our common stock is listed on The Nasdaq Capital Market under the symbol “ROI”.

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SELLING STOCKHOLDER

This prospectus relates to the offer and sale by the Selling Stockholder of up to 40,000,000 shares of our common stock that may be issued by us to the Selling Stockholder under the Purchase Agreement. For additional information regarding the shares of our common stock included in this prospectus, see the section titled “Committed Equity Financing” above. We are registering the shares of common stock included in this prospectus pursuant to the Purchase Agreement, in order to permit the Selling Stockholder to offer the shares included in this prospectus for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and as set forth in this section below, the Selling Stockholder has not had any material relationship with us within the past three years.

The table below presents information regarding the Selling Stockholder and the shares of our common stock that may be resold by the Selling Stockholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings as of January 19, 2024. The number of shares in the column “Maximum Number of Shares of Our Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of our common stock being offered for resale by the Selling Stockholder under this prospectus. The Selling Stockholder may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them. Except as set forth in the section titled “Plan of Distribution” in this prospectus, we are not aware of any existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock being offered for resale by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and includes shares of our common stock with respect to which the Selling Stockholder has sole or shared voting and investment power. The percentage of shares of our common stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 32,627,248 shares of common stock outstanding on January 19, 2024. Because the purchase price to be paid by the Selling Stockholder for shares of our common stock, if any, that we may elect to sell to the Selling Stockholder in one or more purchases from time to time under the Purchase Agreement will be determined on the applicable dates for such purchases, the actual number of shares of our common stock that we may sell to the Selling Stockholder under the Purchase Agreement may be fewer than the number of shares being offered for resale under this prospectus. The fourth column assumes the resale by the Selling Stockholder of all of the shares of our common stock being offered for resale pursuant to this prospectus.

	Number of Shares of Our Common Stock Owned Prior to Offering		Maximum Number of Shares of Our Common Stock to be Offered	Number of Shares of Our Common Stock Owned After Offering
			Pursuant to this
Name of Selling Stockholder	Number(1)(2)	Percent(3)	Prospectus	Number	Percent
Arena Business Solutions Global SPC II, Ltd., on behalf of and for the account of Segregated Portfolio #3 – SPC #3.(4)	0	*	40,000,000	—	—

___________

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the Commitment Fee Shares and the shares that the Selling Stockholder may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of the Selling Stockholder’s control, including this registration statement that includes this prospectus becoming and remaining effective. Furthermore, the purchases of our common stock under the Purchase Agreement are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any shares of our common stock to the Selling Stockholder to the extent such shares, when aggregated with all other shares of our common stock then beneficially owned by the Selling Stockholder, would cause the Selling Stockholder’s beneficial ownership of our common stock to exceed the 4.99% Ownership Limitation. The Ownership Limitation may not be amended or waived under the Purchase Agreement.

(2)	Does not include the following holdings of related entities of the Selling Stockholder: (a) 7,116,649 shares of our common stock underlying our senior secured convertible notes; and (b) 1,145,948 shares of our common stock underlying warrants. The total amount held by such related entities of the Selling Stockholder are subject to a 4.99% beneficial ownership limitation.

(3)	Applicable percentage ownership is based on 32,627,248 shares of common stock outstanding as of January 19, 2024.

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(4)	The Selling Stockholder is controlled by Arena Business Results, LLC, which is controlled by Arena Business Solutions, LLC. Dan Zwirn has voting and dispositive power over the shares. The business address of the Selling Stockholder is 405 Lexington Ave, 59th Floor, New York, NY 10174.

Pursuant to the Prior Registration Statement, we previously registered the resale of up to 25,000,000 shares of common stock issuable to the Selling Stockholder. The Prior Registration Statement was filed with the SEC on October 20, 2023 and was declared effective by the SEC on October 30, 2023. As of January 19, 2024, we issued and sold 20,538,845 shares of common stock to the Selling Stockholder pursuant to the Purchase Agreement, for total gross proceeds of $3,006,996, and we issued 4,461,155 shares of common stock to the Selling Stockholder as consideration for its irrevocable commitment to purchase shares of our common stock at our election in our sole discretion, which equated to a value of $1,366,331. As of January 19, 2024, $96,993,004 worth of shares of common stock remains available for future sales under the Purchase Agreement.

Material Relationship Between the Company and the Selling Stockholder

On April 27, 2023, we entered into a Securities Purchase Agreement with certain accredited investors, which included affiliates of the Selling Stockholder, providing for the issuance of (i) Senior Secured Convertible Notes (individually, a “Note” and collectively, the “Notes”) with an aggregate principal face amount of $6,875,000, which Notes are convertible into shares of our common stock (the “Conversion Shares”); and (ii) five-year warrants (the “Warrants”) to purchase an aggregate of 2,100,905 shares of our common stock (the “Warrant Shares”). As of January 19, 2024, Notes with an aggregate principal face amount of $4,244,908 were outstanding.

Pursuant to the Securities Purchase Agreement, the Company and certain of its subsidiaries and Arena Investors, LP, as the collateral agent on behalf of the accredited investors (the “Agent”) entered into a security agreement (the “Security Agreement”), pursuant to which the Company (i) pledged the equity interests in its subsidiaries and (ii) granted to the accredited investors a security interest in, among other items, all of the Company’s deposit accounts, securities accounts, chattel paper, documents, equipment, general intangibles, instruments and inventory, and all proceeds therefrom (the “Assets”), as set forth in the Security Agreement. In addition, pursuant to the Security Agreement, the Company’s subsidiaries granted to the accredited investors a security interest in its Assets and, pursuant to a Subsidiary Guaranty (the “Subsidiary Guaranty”), jointly and severally agreed to guarantee and act as surety for the Company’s obligation to repay the Notes and other obligations under the other transaction documents.

The Notes are further secured by a guaranty provided by AAI, an affiliate of the Company, as well as by Milton C. Ault, the Executive Chairman of AAI, and his spouse.

Pursuant to the Securities Purchase Agreement, the Company and the accredited investors entered into a registration rights agreement, pursuant to which the Company agreed to file a registration statement to register the Conversion Shares and Warrant Shares within 15 days after the Company filed its quarterly report on Form 10-Q for the fiscal quarter ending June 30, 2023 (the “Filing Deadline”) and to have such registration statement effective within 90 days of the Filing Deadline (the “Effective Deadline”). The registration statement was filed by the Filing Deadline and declared effective by the Effective Deadline.

Pursuant to the Securities Purchase Agreement, the Company and certain of its stockholders also entered into (i) a voting agreement, pursuant to which such stockholders agreed to vote their shares of the Company’s common stock in favor of the stockholder approval described above and (ii) a lockup agreement, pursuant to which such stockholder agreed not to sell any shares of the Company’s common stock until 30 days after the Notes are no longer outstanding.

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PLAN OF DISTRIBUTION

On August 24, 2023, we entered into the Purchase Agreement with the Selling Stockholder, pursuant to which the Selling Stockholder has committed to purchase up to the $100 million Maximum Commitment Amount of our common stock at our direction from time to time, subject to the satisfaction of the conditions in the Purchase Agreement. On October 18, 2023, we entered into Amendment No. 1 to the Purchase Agreement with the Selling Stockholder to remove the floor price limitation.

From time to time, and at our sole discretion, we may present the Selling Stockholder with Advance Notices to purchase shares of our common stock. The purchase price of the shares of our common stock will be equal to 95% of the lower of (i) the lowest sale price of the common stock during the Pricing Period and (ii) the arithmetic average of the three (3) lowest closing prices of the common stock during the ten (10) consecutive trading days ending on the trading day immediately preceding such date of the Advance Notice.

The shares of our common stock offered by this prospectus are being offered by the Selling Stockholder. The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. We have agreed in the Purchase Agreement to provide customary indemnification to the Selling Stockholder.

It is possible that our shares may be sold from time to time by the Selling Stockholder in one or more of the following manners:

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	to a broker-dealer as principal and resale by the broker-dealer for its account; or

•	a combination of any such methods of sale.

The Selling Stockholder has agreed that, during the term of the Purchase Agreement, neither the Selling Stockholder nor any of its affiliates will engage in any short sales or hedging transactions with respect to our common stock.

The Selling Stockholder and any unaffiliated broker-dealer will be subject to liability under the federal securities laws and must comply with the requirements of the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our common stock by the Selling Stockholder or any unaffiliated broker-dealer. Under these rules and regulations, the Selling Stockholder and any unaffiliated broker-dealer:

•	may not engage in any stabilization activity in connection with our securities;

•	must furnish each broker which offers shares of our common stock covered by the prospectus and accompanying prospectus that are a part of our registration statement with the number of copies of such prospectus and accompanying prospectus which are required by each broker; and

•	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

These restrictions may affect the marketability of our common stock by the Selling Stockholder and any unaffiliated broker-dealer.

As consideration for the Selling Stockholder’s irrevocable commitment to purchase shares of our common stock upon the terms of and subject to satisfaction of the conditions set forth in the Purchase Agreement, the Company has agreed to issue to the Selling Stockholder, as a commitment fee, a number of shares of common stock having an aggregate dollar value equal to $4,000,000. Pursuant to the Purchase Agreement, we previously delivered irrevocable instructions to our transfer agent to electronically transfer to the Selling Stockholder that number of shares of common stock having an aggregate dollar value equal to $1,000,000 based on the per common stock price equal to the simple average of the daily VWAP of the common stock during the ten trading days immediately preceding the effectiveness of the Prior Registration Statement, which such number of shares amounted to 1,461,155 shares of common stock. We will deliver irrevocable instructions to our transfer agent to electronically transfer to the Selling Stockholder that number of shares of common stock having an aggregate dollar value equal $3,000,000 based on the per common stock price as follows: (i) $1,000,000 worth of the Commitment Fee Shares on the three-month anniversary of the Initial Issuance based on the per common stock price equal to the simple average of the daily VWAP of the common stock during the ten trading days immediately preceding the three-month anniversary, (ii) $1,000,000 worth of the Commitment Fee Shares on the six-month anniversary of the Initial Issuance based on the per common stock price equal to the simple average of the daily VWAP of the common stock during the ten trading days immediately preceding the six-month anniversary and (iii) $1,000,000 worth of the Commitment Fee Shares on the nine-month anniversary of the Initial Issuance based on the per common stock price equal to the simple average of the daily VWAP of the common stock during the ten trading days immediately preceding the nine-month anniversary. We and the Selling Stockholder agreed to advance 3,000,000 shares of common stock as partial consideration of the $1,000,000 worth of the Commitment Fee Shares due on the three-month anniversary of the Initial Issuance. Such 3,000,000 shares of common stock were issued to the Selling Stockholder on January 18, 2024 and equated to a value of $450,000. The Commitment Fee Shares are covered by this registration statement, of which this prospectus forms a part.

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We will pay the expenses incident to the registration under the Securities Act of the offer and sale of our shares of common stock covered by this prospectus by the Selling Stockholder. We estimate that our total expenses for the offering will be approximately $55,836.30 (excluding the Commitment Fee Shares).

The Selling Stockholder has represented to us that at no time prior to the date of the Purchase Agreement has the Selling Stockholder, its officers, its sole member, its affiliates, or any entity managed or controlled by the Selling Stockholder or its sole member, engaged in or effected, in any manner whatsoever, directly or indirectly, for its own account or for the account of any of its affiliates, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. The Selling Stockholder has agreed that during the term of the Purchase Agreement, none of the Selling Stockholder, its officers, its sole member, its affiliates, or any entity managed or controlled by the Selling Stockholder or its sole member, will enter into or effect, directly or indirectly, any of the foregoing transactions for its own account or for the account of any other such person or entity.

We have advised the Selling Stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our common stock offered by this prospectus have been sold by the Selling Stockholder.

Our common stock trades on The Nasdaq Capital Market under the symbol “ROI”.

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LEGAL MATTERS

Olshan Frome Wolosky LLP, New York, New York, will pass upon the validity of the securities offered hereby as our counsel.

EXPERTS

RBSM LLP, our independent registered public accounting firm, has audited our consolidated financial statements as of March 31, 2023 and 2022 and for the years then ended, contained in our Annual Reports on Form 10-K for the years ended March 31, 2023 and 2022. These financial statements are incorporated by reference in this prospectus and elsewhere in this registration statement. Such financial statements are incorporated by reference in reliance on such accounting firms’ reports given upon their authority as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the sale of all of the securities that are part of this offering. The documents we are incorporating by reference are as follows:

•	Our Annual Report on Form 10-K for the fiscal year ended March 31, 2023, filed with the SEC on July 14, 2023;

•	Our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2023, filed with the SEC on August 21, 2023, and September 30, 2023, filed with the SEC on November 20, 2023;

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on September 13, 2023;

•	Our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on April 6, 2023 (as amended April 7, 2023), April 28, 2023 (Items 1.01, 2.03 and 3.02 only), May 10, 2023, June 9, 2023, June 9, 2023, June 27, 2023, July 21, 2023, August 4, 2023, August 25, 2023, September 1, 2023, September 29, 2023, October 13, 2023, October 17, 2023, October 20, 2023, October 31, 2023 (Item 5.03 only), November 3, 2023, November 15, 2023 (Items 1.01, 3.02 and 5.03 only), December 7, 2023, January 4, 2024, and January 12, 2024; and

•	The description of our common stock which is registered under Section 12(b) of the Exchange Act, in our registration statement on Form 8-A, filed on August 3, 2021 (File No. 001-40701), including any amendment or reports filed for the purposes of updating this description.

All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to termination of this offering shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents, provided, however, that the registrant is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Any document, and any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference in this prospectus may be obtained from us without charge and will be provided to each person, including any beneficial owner, to whom a prospectus is delivered. You may obtain a copy of the documents at no cost by submitting an oral or written request to:

RiskOn International, Inc.

11411 Southern Highlands Parkway, Suite 240

Las Vegas, Nevada 89141

Attention: Investor Relations

(800) 762-7293

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Additional information about us is available at our web site located at www.riskonit.com. Information contained on our web site is not a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to the Company we refer you to the registration statement, including the exhibits filed as a part of the registration statement.

Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, we file periodic reports, proxy and information statements and other information with the SEC. Our filings with the SEC are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also find documents we filed on our website at www.riskonit.com. Information contained in or accessible through our website does not constitute a part of this prospectus.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses payable by the registrant in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimates, except for the SEC registration fee:

Amount to be paid
SEC registration fee	$836.30
Accounting fees and expenses	25,000
Legal fees and expenses	25,000
Printing and miscellaneous expenses	5,000
Total	$55,836.30

Item 14.	Indemnification of Directors and Officers

Section 78.7502(1) of the Nevada Revised Statutes (“NRS”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law; or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

NRS Section 78.7502(2) further provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred in connection with the defense or settlement of the action or suit if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law; or (ii) acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) and (2) of NRS Section 78.7502, as described above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense.

Article VI of the amended and restated bylaws of the Company provides that the Company shall, to the fullest extent permitted by the NRS, as now or hereafter in effect, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company, by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (i) is not liable pursuant to NRS Section 78.138; or (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

II-1

Item 15.	Recent Sales of Unregistered Securities

On August 5, 2021, the Company granted Peter Mehring 272,252 restricted stock units (the “August 2021 RSUs”) in exchange for cancellation of 672,499 previously issued stock options, of which 100,875 remained unvested. The issuance of the August 2021 RSUs was not registered under the Securities Act in reliance on the exemption from registration under Section 4(a) of the Securities Act and Rule 506(b) promulgated thereunder. Mr. Mehring was an executive officer and director, and received the securities under our equity incentive plan.

On October 7, 2021, the Company granted Peter Mehring 63,996 restricted stock units (the “October 2021 RSUs”) in exchange for cancellation of 672,499 previously issued stock options. The issuance of the October 2021 RSUs was not registered under the Securities Act in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act.

On June 8, 2022, the Company entered into a Securities Purchase Agreement (the “June 2022 Securities Purchase Agreement”) with Digital Power Lending, LLC (“DPL”), pursuant to which the Company sold to DPL 1,200 shares of its Series A Convertible Redeemable Preferred Stock, 102,881 shares of its common stock and a warrant to purchase shares of its common stock that would enable the holder together with its affiliates to beneficially own 49% of the Company’s common stock for a total purchase price of $12,000,000 (collectively, the June 2022 Securities”). The issuance of the June 2022 Securities was not registered under the Securities Act in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

On July 15, 2022, the Company issued an Amended and Restated Warrant (the “July 2022 Amended Warrant”) to DPL which superseded and replaced the warrant issued to DPL on June 8, 2022. The issuance of the July 2022 Amended Warrant was exempt from registration under Section 3(a)(9) of the Securities Act.

On July 25, 2022, the Company entered into a Share Exchange Agreement (the “Fortium Exchange Agreement”) with Fortium Holdings Corp, a Nevada corporation (“Fortium”), and White River Holdings Corp., a Delaware corporation and an indirect wholly-owned subsidiary of the Company (“White River”). Pursuant to the Fortium Exchange Agreement, the Company transferred to Fortium 100% of the issued and outstanding shares of White River capital stock in exchange for 1,200 shares of Fortium’s non-voting Series A Convertible Preferred Stock. This issuance of securities was exempt from registration under Section 4(a)(2) of the Securities Act.

On August 11, 2022, the Company entered into a Securities Exchange Agreement (the “HUMBL Exchange Agreement”) with HUMBL, Inc. (“HUMBL”) and Agora Digital. Pursuant to the HUMBL Exchange Agreement, the Company agreed to transfer to HUMBL the issued and outstanding shares of Agora Digital common stock held by the Company, constituting approximately 89% of Agora Digital’s issued and outstanding common stock, and the line of credit promissory note issued to the Company by Agora Digital having an outstanding balance of approximately $5.4 million upon maturity on March 31, 2023, in exchange for 5,415 shares of HUMBL’s Series C Convertible Preferred Stock (the “HUMBL Series C”). This transfer of the securities was exempt from registration under Section 4(a)(2) of the Securities Act.

On February 8, 2023 the Company entered into a Share Exchange Agreement by and among AAI, BitNile.com, and the minority shareholders of BitNile.com, providing for the acquisition of all of the outstanding shares of capital stock of BitNile.com, in exchange for (i) 8,637.5 shares of the Series B Preferred Stock issued to AAI (subject to certain adjustments) and (ii) 1,362.5 shares of the Series C Preferred Stock to be issued to the minority shareholders of BitNile.com. The foregoing transaction was exempt from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder as a transaction not involving a public offering.

On April 27, 2023, the Company entered into a Securities Purchase Agreement with certain accredited investors providing for the issuance of (i) the Notes with an aggregate principal face amount of $6,875,000, which Notes are convertible into shares of the Company’s common stock; and (ii) five-year warrants to purchase an aggregate of 2,100,905 shares of the Company’s common stock. The foregoing transaction was exempt from registration pursuant to Section 4(a)(2) under the Securities Act.

On November 14, 2023, the Company entered into the SPA with AAI, pursuant to which the Company sold to AAI 603.44 shares of Series D Preferred Stock for a total purchase price of $15,085,930.69. The purchase price was paid by the cancellation of $15,085,930.69 of cash advances made by AAI to the Company between January 1, 2023 and November 9, 2023.

II-2

Item 16.	Exhibits

The following is a list of exhibits filed as a part of this registration statement:

Exhibit Number	Description
2.1	Agreement and Plan of Merger between the Company and Trend Holdings, dated May 31, 2019. Incorporated by reference to the Current Report on Form 8-K filed on June 6, 2019 as Exhibit 2.1 thereto.

2.2	Stock Purchase and Sale Agreement, dated March 27, 2020, by and between the Company and Banner Energy Services Corp. Incorporated by reference to the Current Report on Form 8-K filed on April 2, 2020 as Exhibit 10.1 thereto.

2.3^	Share Exchange Agreement, dated August 23, 2022, by and among Enviro Technologies U.S., Inc., Banner Midstream Corp. and Ecoark Holdings, Inc. Incorporated by reference to the Current Report on Form 8-K filed on August 30, 2022 as Exhibit 2.1 thereto.

2.4^	Asset Purchase Agreement by and among the Company, White River E&P LLC, Rabb Resources, Ltd. and Claude Rabb, dated August 14, 2020. Incorporated by reference to the Current Report on Form 8-K filed on August 20, 2020 as Exhibit 2.1 thereto.

3.1	Articles of Incorporation, dated November 20, 2007, as amended. Incorporated by reference to the Current Report on Form 10-Q filed on February 12, 2021 as Exhibit 3.1 thereto.

3.2	Amended and Restated Bylaws effective as of April 24, 2017. Incorporated by reference to the Current Report on Form 8-K filed on April 28, 2017 as Exhibit 3.1 thereto.

3.3	Certificate of Amendment to Articles of Incorporation dated October 8, 2021. Incorporated by reference to the Current Report on Form 8-K filed on October 12, 2021 as Exhibit 3.1 thereto.

3.4	Certificate of Amendment of Articles of Incorporation, as amended, effective October 16, 2023. Incorporated by reference to the Current Report on Form 8-K filed on October 17, 2023 as Exhibit 3.1 thereto.

3.5	Certificate of Amendment to Articles of Incorporation effective November 1, 2023. Incorporated by reference to the Current Report on Form 8-K filed on October 31, 2023 as Exhibit 3.1 thereto.

3.6	First Amendment to Amended and Restated Bylaws. Incorporated by reference to the Current Report on Form 8-K filed on August 30, 2021 as Exhibit 3.1 thereto.

3.7	Second Amendment to Amended and Restated Bylaws. Incorporated by reference to the Current Report on Form 8-K filed on June 9, 2022 as Exhibit 3.2 thereto.

3.8	Form of Certificate of Designations of Rights, Preferences and Limitations of Series B Convertible Preferred Stock, dated March 6, 2023. Incorporated by reference to the Current Report on Form 8-K filed on March 10, 2023 as Exhibit 4.1 thereto.

3.9	Form of Certificate of Designations of Rights, Preferences and Limitations of Series C Convertible Preferred Stock, dated March 6, 2023. Incorporated by reference to the Current Report on Form 8-K filed on March 10, 2023 as Exhibit 4.2 thereto.

3.10	Form of Certificate of Amendment to the Form of Certificate of Designations of Rights, Preferences and Limitations of Series B Convertible Preferred Stock, dated March 7, 2023. Incorporated by reference to the Current Report on Form 8-K filed on March 10, 2023 as Exhibit 4.3 thereto.

3.11	Form of Certificate of Amendment to the Form of Certificate of Designations of Rights, Preferences and Limitations of Series C Convertible Preferred Stock, dated March 7, 2023. Incorporated by reference to the Current Report on Form 8-K filed on March 10, 2023 as Exhibit 4.4 thereto.

3.12	Articles of Merger, dated March 17, 2023. Incorporated by reference to the Current Report on Form 8-K filed on March 21, 2023 as Exhibit 3.1 thereto.

3.13	Certificate of Change, dated May 4, 2023. Incorporated by reference to the Current Report on Form 8-K filed on May 10, 2024 as Exhibit 3.1 thereto.

3.14	Amended and Restated Certificate of Designation of Rights, Preferences and Limitations of Series A Convertible Redeemable Preferred Stock, dated May 9, 2023. Incorporated by reference to the Current Report on Form 8-K filed on May 10, 2023 as Exhibit 3.2 thereto.

3.15	Certificate of Amendment to the Certificate of Designation of Rights, Preferences and Limitations of Series B Convertible Preferred Stock, dated September 28, 2023. Incorporated by reference to the Current Report on Form 8-K filed on September 29, 2023 as Exhibit 3.1 thereto.

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3.16	Certificate of Amendment to the Certificate of Designation of Rights, Preferences and Limitations of Series C Convertible Preferred Stock, dated September 28, 2023. Incorporated by reference to the Current Report on Form 8-K filed on September 29, 2023 as Exhibit 3.2 thereto.

3.17	Form of Certificate of Designations of Rights, Preferences and Limitations of Series D Convertible Preferred Stock. Incorporated by reference to the Current Report on Form 8-K filed on November 15, 2023 as Exhibit 4.1 thereto.

4.1	Form of Placement Agent Warrant, dated August 6, 2021. Incorporated by reference to the Current Report on Form 8-K filed on August 5, 2021 as Exhibit 4.2 thereto.

4.2	Form of Warrant. Incorporated by reference to the Current Report on Form 8-K filed on August 5, 2021 as Exhibit 4.1 thereto.

4.3	Form of Warrant, dated June 8, 2022. Incorporated by reference to the Current Report on Form 8-K filed on June 9, 2022 as Exhibit 10.2 thereto.

4.4	Form of Amended and Restated Warrant, dated June 8, 2022. Incorporated by reference to the Current Report on Form 8-K filed on July 15, 2022 as Exhibit 10.1 thereto.

4.5	Form of Note, dated April 27, 2023. Incorporated by reference to the Current Report on Form 8-K filed on April 28, 2023 as Exhibit 4.1 thereto.

4.6	Form of Warrant, dated April 27, 2023. Incorporated by reference to the Current Report on Form 8-K filed on April 28, 2023 as Exhibit 4.2 thereto.

5.1*	Opinion of Olshan Frome Wolosky LLP, as to the legality of the shares being offered.

10.1+	Magnolia Solar Corporation 2013 Incentive Stock Plan. Incorporated by reference to the Company’s Registration Statement on Form S-8 filed on February 7, 2013 as Exhibit 4.1 thereto.

10.2+	Ecoark Holdings, Inc. 2017 Omnibus Incentive Plan, effective June 13, 2017. Incorporated by reference to the Company’s Registration Statement on Form S-8 filed on June 14, 2017 as Exhibit 99.1 thereto.

10.3+	Form of Stock Option Agreement under the Ecoark Holdings, Inc. 2017 Omnibus Incentive Plan. Incorporated by reference to the Current Report on Form 8-K filed on June 20, 2017 as Exhibit 10.2 thereto.

10.4+	Form of Restricted Stock Award Agreement under the Ecoark Holdings, Inc. 2017 Omnibus Incentive Plan. Incorporated by reference to the Current Report on Form 8-K filed on June 20, 2017 as Exhibit 10.3 thereto.

10.5+	Employment Agreement, dated March 27, 2020, by and between Banner Midstream Corp and Jay Puchir. Incorporated by reference to the Current Report on Form 10-K filed on June 30, 2021 as Exhibit 10.9 thereto.

10.6	Agreement and Assignment of Oil, Gas and Mineral Lease dated September 3, 2020. Incorporated by reference to the Current Report on Form 10-Q filed on February 12, 2021 as Exhibit 10.1 thereto.

10.7	Agreement and Assignment of Oil, Gas and Mineral Lease, dated October 12, 2020. Incorporated by reference to the Current Report on Form 10-Q filed on February 12, 2021 as Exhibit 10.2 thereto.

10.8+	Amendment to the Ecoark Holdings, Inc. 2017 Omnibus Incentive Plan. Incorporated by reference to the Company’s Definitive Proxy Statement on Form DEF 14A filed on August 26, 2021 as Annex B thereto.

10.9^	Form of Securities Purchase Agreement dated August 4, 2021. Incorporated by reference to the Current Report on Form 8-K filed on August 5, 2021 as Exhibit 10.1 thereto.

10.10^	Restricted Stock Unit Agreement, dated August 5, 2021, between the Company and Peter Mehring. Incorporated by reference to the Current Report on Form 8-K filed August 11, 2021 as Exhibit 10.1 thereto.

10.11^	Restricted Stock Unit Agreement, dated October 6, 2021, between the Company and Peter Mehring. Incorporated by reference to the Current Report on Form 8-K filed October 12, 2021 as Exhibit 10.1 thereto.

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10.12	Peter Mehring Consulting Agreement, effective as of February 14, 2022. Incorporated by reference to the Current Report on Form 8-K filed on February 4, 2022 as Exhibit 10.1 thereto.

10.13^	Form of Membership Interest Purchase Agreement, dated June 16, 2022. Incorporated by reference to the Current Report on Form 8-K filed on June 21, 2022 as Exhibit 10.1 thereto.

10.14	Form of Secured Promissory Note, dated June 16, 2022. Incorporated by reference to the Current Report on Form 8-K filed on June 21, 2022 as Exhibit 10.2 thereto.

10.15^	Form of Guaranty Agreement dated June 16, 2022. Incorporated by reference to the Current Report on Form 8-K filed on June 21, 2022 as Exhibit 10.4 thereto.

10.16	Form of Security Agreement dated June 16, 2022. Incorporated by reference to the Current Report on Form 8-K filed on June 21, 2022 as Exhibit 10.3 thereto.

10.17^	Form of Share Exchange Agreement dated July 22, 2022. Incorporated by reference to the Current Report on Form 8-K filed on July 29, 2022 as Exhibit 10.1 thereto.

10.18^	Share Exchange Agreement dated August 23, 2022 by and among Enviro Technologies U.S., Inc., Banner Midstream Corp. and Ecoark Holdings, Inc. Incorporated by reference to the Current Report on Form 8-K filed on August 30, 2022 as Exhibit 2.1 thereto.

10.19^	Agreement between Ecoark Holdings, Inc. and Ault Lending, LLC dated November 22, 2022. Incorporated by reference to the Current Report on Form 8-K filed on November 29, 2022 as Exhibit 10.1 thereto.

10.20^	At-The-Market Issuance Sales Agreement dated January 24, 2023 between Ecoark Holdings, Inc. and Ascendiant Capital Markets, LLC. Incorporated by reference to the Current Report on Form 8-K filed on January 24, 2023 as Exhibit 1.1 thereto.

10.21^	Form of Share Exchange Agreement dated February 8, 2023. Incorporated by reference to the Current Report on Form 8-K filed on February 14, 2023 as Exhibit 10.1 thereto.

10.22^	Form of Amendment to Share Exchange Agreement dated March 6, 2023. Incorporated by reference to the Current Report on Form 8-K filed on March 10, 2023 as Exhibit 10.1 thereto.

10.23^	Form of Registration Rights Agreement dated February 8, 2023. Incorporated by reference to the Current Report on Form 8-K filed on February 14, 2023 as Exhibit 10.4 thereto.

10.24	Letter Agreement dated April 4, 2023. Incorporated by reference to the Current Report on Form 8-K filed on April 6, 2023 as Exhibit 10.1 thereto.

10.25	Form of Securities Purchase Agreement dated April 27, 2023. Incorporated by reference to the Current Report on Form 8-K filed on April 28, 2023 as Exhibit 10.1 thereto.

10.26	Form of Registration Rights Agreement dated April 27, 2023. Incorporated by reference to the Current Report on Form 8-K filed on April 28, 2023 as Exhibit 10.3 thereto.

10.27	Form of Guaranty dated April 27, 2023. Incorporated by reference to the Current Report on Form 8-K filed on April 28, 2023 as Exhibit 10.4 thereto.

10.28	Form of Subsidiary Guaranty dated April 27, 2023. Incorporated by reference to the Current Report on Form 8-K filed on April 28, 2023 as Exhibit 10.5 thereto.

10.29	Form of Voting Agreement dated April 27, 2023. Incorporated by reference to the Current Report on Form 8-K filed on April 28, 2023 as Exhibit 10.6 thereto.

10.30	Form of Lockup Agreement dated April 27, 2023. Incorporated by reference to the Current Report on Form 8-K filed on April 28, 2023 as Exhibit 10.7 thereto.

10.31	Form of Security Agreement dated April 27, 2023. Incorporated by reference to the Current Report on Form 8-K filed on April 28, 2023 as Exhibit 10.2 thereto.

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10.32^	Purchase Agreement, dated as of August 24, 2023, between BitNile Metaverse, Inc. and Arena Business Solutions Global SPC II, LTD., on behalf of and for the account of Segregated Portfolio #3 – SPC #3. Incorporated by reference to the Current Report on Form 8-K filed on August 25, 2023 as Exhibit 10.1 thereto.

10.33	Stock Purchase Agreement dated as of August 28, 2023, between Zest Labs, Inc. and Zest Labs Holdings, LLC. Incorporated by reference to the Current Report on Form 8-K filed on September 1, 2023 as Exhibit 10.1 thereto.

10.34	Amendment No. 1 to the Purchase Agreement, dated as of October 18, 2023, by and between the Company and Arena Business Solutions Global SPC II, LTD., on behalf of and for the account of Segregated Portfolio #3 – SPC #3. Incorporated by reference to the Current Report on Form 8-K filed on October 20, 2023 as Exhibit 10.1 thereto.

10.35	Securities Purchase Agreement, dated as of November 14, 2023, by and between RiskOn International, Inc. and Ault Alliance, Inc. Incorporated by reference to the Current Report on Form 8-K filed on November 15, 2023 as Exhibit 10.1 thereto.

21.1*	List of Subsidiaries.

23.1*	Consent of RBSM LLP, Independent Registered Public Accountants.

23.2*	Consent of Olshan Frome Wolosky LLP (included in its opinion filed as Exhibit 5.1).

24.1*	Power of Attorney (included on signature page of the Registration Statement).

107*	Calculation of Filing Fee Table.

__________________________________

*	Filed herewith.

^	Exhibits and/or Schedules have been omitted. The Company hereby agrees to furnish to the SEC upon request any omitted information.

+	Indicates a management contract or compensatory plan or arrangement.

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes as follows:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” filed as an exhibit to the effective registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

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(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)	That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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(b)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Las Vegas, Nevada, on January 23, 2024.

RISKON INTERNATIONAL, INC.

By:	/s/ Randy S. May
Randy S. May
Chairman of the Board and Chief Executive Officer (principal executive officer)

By:	/s/ Jay Puchir
Jay Puchir
Chief Financial Officer (principal financial and accounting officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Randy S. May and Henry C.W. Nisser as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign one or more registration statements on Form S-1 and any and all amendments and supplements to such registration statements, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Randy S. May	Chairman of the Board and Chief Executive Officer (principal executive officer)	January 23, 2024
Randy S. May

/s/ Henry C.W. Nisser	President, General Counsel and Director	January 23, 2024
Henry C.W. Nisser

/s/ Jay Puchir	Chief Financial Officer (principal financial and accounting officer)	January 23, 2024
Jay Puchir

/s/ Milton C. Ault, III	Director	January 23, 2024
Milton C. Ault, III

/s/ Gary Metzger	Director	January 23, 2024
Gary Metzger

/s/ Emily L. Pataki	Director	January 23, 2024
Emily L. Pataki

	Director	January 23, 2024
Robert O. Smith